UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12

AMERICAN HEALTHCARE REIT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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18191 Von Karman Avenue Suite 300 Irvine, CA 92612 (949) 270-9200
April 10, 2025
Dear Stockholder:
On behalf of our Board of Directors, I cordially invite you to attend the 2025 Annual Meeting of Stockholders of American Healthcare REIT, Inc., to be held on June 25, 2025 at 8:00 a.m. local time, at the Irvine Marriott, located at 18000 Von Karman Avenue, Irvine, California 92612. We look forward to your attendance.
The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be acted upon by our stockholders, including the election of the nine directors named in this Proxy Statement; the ratification of the appointment of our independent registered public accounting firm; the approval, on an advisory (non-binding) basis, of the compensation paid to our named executive officers; and the approval of the American Healthcare REIT, Inc. 2025 Manager Equity Plan.
Moreover, we will provide an update on our portfolio and company performance at the 2025 Annual Meeting of Stockholders.
Every stockholder’s vote is important and assists us in establishing the necessary quorum to conduct business at the 2025 Annual Meeting of Stockholders. Regardless of the number of shares of our common stock you own, it is very important that your shares be represented at the 2025 Annual Meeting of Stockholders. Accordingly, whether or not you intend to be present at the 2025 Annual Meeting of Stockholders, we appreciate your prompt attention in voting and submitting your proxy. You may do this by completing, signing and dating the accompanying proxy card and returning it in the accompanying self-addressed, postage-paid return envelope. You also may authorize a proxy via the Internet at https://www.proxyvote.com or by telephone by dialing toll-free 1 (800) 690-6903. Please follow the directions provided in the proxy statement. This will not prevent you from attending and voting in person at the 2025 Annual Meeting of Stockholders, but will assure that your vote will be counted if you are unable to attend the 2025 Annual Meeting of Stockholders.
Thank you for your attention to this matter and for your continued support of, and interest in, our company.

Sincerely,

Jeffrey T. Hanson
Non-Executive Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 25, 2025
NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Stockholders of American Healthcare REIT, Inc., a Maryland corporation, will be held on June 25, 2025, at 8:00 a.m. local time, at the Irvine Marriott, located at 18000 Von Karman Avenue, Irvine, California 92612, for the following purposes, which are more completely set forth in the accompanying Proxy Statement:
1.to consider and vote upon the election of the nine directors named in the Proxy Statement, each to hold office for a one-year term expiring at the 2026 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies;
2.to consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025;
3.to approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers for the year ended December 31, 2024;
4.to approve the American Healthcare REIT, Inc. 2025 Manager Equity Plan, or the 2025 Manager Equity Plan; and
5.to transact such other business as may properly come before the 2025 Annual Meeting of Stockholders or any adjournments or postponements thereof.
These proposals are discussed in the following pages, which are made part of this notice. Our stockholders of record at the close of business on March 27, 2025 are entitled to vote at the 2025 Annual Meeting of Stockholders of American Healthcare REIT, Inc. We reserve the right, in our sole discretion, to adjourn or postpone the 2025 Annual Meeting of Stockholders to provide more time to solicit proxies for the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 25, 2025.
The proxy statement and annual report to stockholders are available at https://www.proxyvote.com.
You may obtain directions to attend the 2025 Annual Meeting of Stockholders of American Healthcare REIT, Inc. by calling 1 (949) 270-9225.
Please sign and date the accompanying proxy card and return it promptly in the accompanying self-addressed, postage-paid return envelope whether or not you plan to attend. You also may authorize a proxy electronically via the Internet at https://www.proxyvote.com or by telephone by dialing toll-free 1 (800) 690-6903. Instructions are included with the proxy card. If you attend the 2025 Annual Meeting of Stockholders, you may vote in person if you wish, even if you previously have returned your proxy card or authorized a proxy electronically. You may revoke your proxy at any time prior to its exercise.

By Order of the Board of Directors,

Mark E. Foster
EVP, General Counsel and Secretary

April 10, 2025
i

PROXY STATEMENT
The accompanying proxy is solicited by the Board of Directors of American Healthcare REIT, Inc., or American Healthcare REIT, on behalf of American Healthcare REIT, for use in voting at the 2025 Annual Meeting of Stockholders, or the annual meeting, to be held on June 25, 2025 at 8:00 a.m. local time, at the Irvine Marriott, located at 18000 Von Karman Avenue, Irvine, California 92612, and at any adjournment or postponement thereof, for the purposes set forth in the attached notice. The proxy solicitation materials are being distributed to stockholders entitled to vote as of the record date, March 27, 2025.
About the Meeting
What is the purpose of the annual meeting?
At the annual meeting, stockholders will be asked to: (i) consider and vote upon the election of the nine directors named in this Proxy Statement, each to hold office for a one-year term expiring at the 2026 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies; (ii) consider and vote upon the ratification of the appointment of Deloitte & Touche LLP, or Deloitte & Touche, as our independent registered public accounting firm, for the year ending December 31, 2025; (iii) approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers for the year ended December 31, 2024, or the say on pay proposal; (iv) approve the 2025 Manager Equity Plan; and (v) transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
Management will also provide an update on our portfolio and company performance and will respond to questions from stockholders. In addition, representatives of Deloitte & Touche, our independent registered public accounting firm, are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions from our stockholders.
What is our Board of Directors’ voting recommendation?
Unless you give other instructions on your proxy card, the individuals named on the card as proxy holders will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors unanimously recommends that you vote your shares: (i) “FOR” each of the nominees to our Board of Directors; (ii) “FOR” the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the year ending December 31, 2025; (iii) “FOR” approval of the advisory (non-binding) say on pay proposal; and (iv) “FOR” approval of the 2025 Manager Equity Plan. No director has informed us that he or she intends to oppose any action intended to be taken by us.
What happens if additional proposals are presented at the annual meeting?
Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the annual meeting. If other matters are presented and you are authorizing a proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.
Who is entitled to vote?
Only stockholders of record at the close of business on March 27, 2025, or the record date, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they hold on that date at the annual meeting or any adjournments or postponements thereof. As of the record date, an aggregate of 158,691,084 shares of our common stock were issued and outstanding and entitled to vote. Each outstanding share of our common stock, regardless of share class, entitles its holder to cast one vote on each proposal to be voted on at the annual meeting.

What constitutes a quorum?
If holders of a majority of the aggregate shares of our common stock outstanding on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.
How do I vote my shares at the annual meeting?
Authorizing a Proxy by Mail — Stockholders may authorize a proxy by completing the accompanying proxy card and mailing it in the accompanying self-addressed, postage-paid return envelope. Completed proxy cards must be received by June 24, 2025.
Authorizing a Proxy by Internet — Stockholders may authorize a proxy electronically using the Internet at https://www.proxyvote.com until 11:59 p.m. Eastern Time on June 24, 2025.
Authorizing a Proxy by Telephone — Stockholders may authorize a proxy by telephone by dialing toll-free at 1 (800) 690-6903 until 11:59 p.m. Eastern Time on June 24, 2025.
Can I revoke my proxy after I return my proxy card or after I authorize a proxy by telephone or the Internet?
If you are a stockholder of record as of March 27, 2025, you may revoke your proxy at any time before the proxy is exercised at the annual meeting by delivering to our Secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the annual meeting and voting in person (although attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request). To revoke a proxy previously submitted by telephone or the Internet, you may simply authorize a proxy again at a later date using the same procedure set forth above, but before the deadline for telephone or Internet proxy authorization, in which case the later submitted proxy will be recorded and the earlier proxy revoked.
If you hold shares of our common stock in “street name,” you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.
What vote is required to approve each proposal that comes before the annual meeting?
•In the election of directors, the nine director nominees receiving a plurality of the votes cast at a meeting at which a quorum is present will be elected. This means that the nine director nominees receiving the largest number of affirmative (“FOR”) votes cast at a meeting at which a quorum is present will be elected.
•To ratify the appointment of Deloitte & Touche, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present must be cast in favor of the proposal.
•To approve the advisory (non-binding) say on pay proposal, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions.
•To approve the 2025 Manager Equity Plan, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present must be cast in favor of the proposal.
Abstentions and withhold votes will have no impact on any of the above proposals. Broker non-votes are not expected with respect to the proposal to ratify the appointment of Deloitte & Touche, which is considered a “routine proposal” under New York Stock Exchange, or NYSE, rules, and will have no impact on any of the other proposals.

Will my vote make a difference?
Yes. Your vote is needed to ensure that the proposals can be acted upon. Every stockholder’s vote is important and helps us establish the necessary quorum to conduct business at the annual meeting. We appreciate your prompt attention in voting and submitting your proxy, which will help avoid potential delays and may save us additional expenses associated with soliciting stockholder proxies. We encourage you to participate in the governance of American Healthcare REIT and welcome your attendance at the annual meeting.
Who will bear the costs of soliciting proxies for the meeting?
The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this proxy statement and the materials used in the solicitation of proxies, as available, will be borne by us. In addition to the distribution of these proxy materials, the solicitation of proxies may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We do not anticipate paying any compensation to any other party for the solicitation of proxies but may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders. Although we may retain the services of a proxy solicitation firm if, in our Board of Director’s view, it is deemed necessary or advisable, we do not currently expect to retain such a firm.

PROPOSAL FOR
ELECTION OF DIRECTORS
(Proposal No. 1)
Background
Our Board of Directors currently consists of nine directors and is comprised of Jeffrey T. Hanson, Scott A. Estes, Brian J. Flornes, Dianne Hurley, Marvin R. O’Quinn, Danny Prosky, Valerie Richardson, Mathieu B. Streiff and Wilbur H. Smith III. Our charter, as amended, or our Charter, and bylaws, as amended, or our Bylaws, provide that the number of directors never be less than one, with a maximum of 15 directors, and that our directors each serve a term of one year, but may be re-elected.
The following table sets forth the names of and summary information regarding each incumbent director nominated by our Board of Directors to serve as our director for a term of office commencing on the date of the 2025 Annual Meeting of Stockholders and ending on the date of the 2026 Annual Meeting of Stockholders. Each director will hold office until his or her successor has been elected and qualifies or until the director’s earlier resignation or removal.

Name	Position	Appointed as Director Since	Age	Committees	Appointed to Committee Since
Jeffrey T. Hanson	Non-Executive Chairman of the Board of Directors	2015	54
Danny Prosky	Chief Executive Officer, President, Director	2021	60
Mathieu B. Streiff	Director	2021	49
Scott A. Estes	Independent Director	2022	54	Audit (Chairman)	2022
Brian J. Flornes	Independent Director	2016	61	Audit; Nominating and Corporate Governance (Chairman)	2016; 2021
Dianne Hurley	Independent Director	2016	62	Audit; Compensation (Chairwoman)	2016; 2021
Marvin R. O’Quinn	Independent Director	2023	73	Compensation	2023
Valerie Richardson	Independent Director	2023	66	Compensation; Nominating and Corporate Governance	2023; 2023
Wilbur H. Smith III	Independent Director	2016	52	Nominating and Corporate Governance	2021
Unless otherwise instructed on the proxy, the shares represented by proxies will be voted FOR each of the nominees for director named above. Each of the nominees has consented to being named as a nominee in this proxy statement and has agreed that, if elected, he or she will serve on our Board of Directors for a one-year term ending on the date of the 2026 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualifies. If any nominee becomes unavailable for any reason, the shares represented by proxies may be voted for a substitute nominee designated by our Board of Directors. We are not aware of any family relationship among any of the nominees to become directors, the executive officers or other key officers of American Healthcare REIT. Each of the nominees for election as director has stated that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her election as a director, except that such nominees agreed to serve as our directors if elected.
Director Qualifications
We believe that our Board of Directors should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. Each director also is expected to: exhibit high standards of integrity, commitment and independence of thought and judgment; use his or her skills and experiences to provide independent oversight to our business; participate in a constructive and collegial manner; be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively; devote the time and effort necessary to learn our business; and represent the long-term interests of our stockholders. Furthermore, we believe our Board of Directors should be comprised of persons with skills in areas such as: finance, real estate, leadership of business organizations and legal matters.

In addition to the targeted skill areas as noted above, we endeavor to select members of our Board of Directors which have a strong record of achievement in key knowledge areas that are critical for directors to add value to our Board of Directors, including:
•Strategy — knowledge of our business model, the formulation of corporate strategies, knowledge of key competitors and markets;
•Relationships — understanding how to interact with investors, accountants, attorneys, management companies and markets in which we operate; and
•Functional — understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues and marketing.
Information about Director Nominees

Jeffrey T. Hanson, age 54, has served as our non-executive Chairman of the Board since June 2022, having previously served as our Executive Chairman of the Board since October 2021, and our Chief Executive Officer and Chairman of the Board from January 2015 until October 2021. He was also one of the founders and owners of AHI Group Holdings, LLC, or AHI Group Holdings, an investment management firm founded in 2011 that owned a controlling interest in American Healthcare Investors, LLC, or AHI, which served as one of our co-sponsors and indirectly owned a majority interest in our former adviser. Mr. Hanson was a founding principal, and served as Managing Director, of AHI from December 2014 until October 2021. Mr. Hanson also served as Chief Executive Officer and Chairman of the board of directors of Griffin-American Healthcare REIT III, Inc., or GAHR III, from January 2013 until October 2021, and previously served as Chief Executive Officer and Chairman of the board of directors of Griffin-American Healthcare REIT II, Inc., or GAHR II, from January 2009 to December 2014. He also served as the Executive Vice President, Investment Programs, of Grubb & Ellis Company, or Grubb & Ellis, from December 2007 to November 2011 and served as Chief Investment Officer of several investment management subsidiaries within the Grubb & Ellis organization from July 2006 to November 2011. From 1997 to July 2006, Mr. Hanson served as Senior Vice President with Grubb & Ellis’ Institutional Investment Group in the firm’s Newport Beach office. Additionally, from December 2015 to November 2016, Mr. Hanson served as a member of the board of directors of Trilogy Investors, LLC, or Trilogy. Mr. Hanson received a B.S. degree in Business from the University of Southern California with an emphasis in Real Estate Finance.
Our Board of Directors selected Mr. Hanson to serve as a director because he currently serves as our non-executive Chairman of the Board, and he previously served as our Chief Executive Officer and Chairman of the Board for six years. Mr. Hanson has also served in various executive roles overseeing all aspects of commercial real estate investment activities. Additionally, Mr. Hanson has insight into the development, finance, operations and marketing aspects of our company. He has knowledge of the real estate and healthcare industries and relationships with chief executives and senior management at real estate and healthcare companies. Our Board of Directors believes that his executive experience in the real estate industry coupled with his deep knowledge of our company’s strategies and operations bring strong financial and operational expertise to our Board of Directors.

Danny Prosky, age 60, has served as our Chief Executive Officer, and as a member of our Board of Directors, since October 2021, and has served as our President since January 2015. Mr. Prosky previously served as our Chief Operating Officer from January 2015 to October 2021 and our Interim Chief Financial Officer from October 2015 to June 2016. He was also one of the founders and owners of AHI Group Holdings. Mr. Prosky was a founding principal, and served as Managing Director, of AHI from December 2014 until October 2021. Mr. Prosky has also served as President and Chief Operating Officer of GAHR III from January 2013 until October 2021, as its Interim Chief Financial Officer from August 2015 to June 2016, and as one of its directors from December 2014 until October 2021. He previously served as President, Chief Operating Officer and a director of GAHR II from January 2009 to December 2014. He also served as the Executive Vice President, Healthcare Real Estate of Grubb & Ellis Equity Advisors from September 2009 to November 2011, having served in various capacities within the Grubb & Ellis organization from March 2006 to November 2011, in which he was responsible for all medical property acquisitions, management and dispositions. He served as the Executive Vice President — Acquisitions of Grubb & Ellis Healthcare REIT, Inc., which became known as Healthcare Trust of America, Inc. in August 2009 and subsequently as Healthcare Realty Trust Incorporated in July 2022, from April 2008 to June 2009, having served as its Vice President — Acquisitions from September 2006 to April 2008. Mr. Prosky previously worked for HCP, Inc., which is now known as Healthpeak Properties, Inc. (NYSE: DOC), a publicly traded healthcare REIT, where he served as the Assistant Vice President — Acquisitions & Dispositions from February 2005 to March 2006 and as Assistant Vice President — Asset Management from November 1999 to February 2005. From 1992 to 1999, he served as the Manager, Financial Operations, Multi-Tenant Facilities for American Health Properties, Inc., or American Healthcare Properties. Additionally, since December 2015, Mr. Prosky has also served as a member of the board of directors of Trilogy. Mr. Prosky received a B.S. degree in Finance from the University of Colorado and an M.S. degree in Management from Boston University.
Our Board of Directors selected Mr. Prosky to serve as a director because he is our Chief Executive Officer and President and his primary focus has been on the acquisition and operation of healthcare and healthcare-related properties. He has significant knowledge of, and relationships within, the real estate and healthcare industries, due in part to the 14 years he worked at HCP, Inc. and American Healthcare Properties. Our Board of Directors believes that his executive experience in the real estate industry coupled with his deep knowledge of our company’s strategies and operations bring strong financial and operational expertise to our Board of Directors.

Mathieu B. Streiff, age 49, has served as a member of our Board of Directors since October 2021. Prior to that, he served as our Executive Vice President from August 2022 until December 2022, and as our Chief Operating Officer from October 2021 until August 2022. Mr. Streiff also served as our Executive Vice President and General Counsel from January 2015 until October 2021. He was also one of the founders and owners of AHI Group Holdings. Mr. Streiff also was a founding principal and served as Managing Director from December 2014 until October 2021, and General Counsel from December 2014 to December 2019, of AHI. He also served as Executive Vice President, General Counsel of GAHR III from July 2013 until October 2021, having served as its Executive Vice President from January 2013 to July 2013. Mr. Streiff served as Executive Vice President, General Counsel of GAHR II from September 2013 to December 2014, having served as its Executive Vice President from January 2012 to September 2013. From March 2006 to 2011, Mr. Streiff also served in various capacities within the Grubb & Ellis organization, including General Counsel, Executive Vice President and Secretary of Grubb & Ellis from October 2010 to June 2011. From September 2002 until March 2006, Mr. Streiff was an associate in the real estate department of Latham & Watkins LLP in New York, New York. Additionally, from December 2015 to November 2022, Mr. Streiff has also served as a member of the board of directors of Trilogy. Mr. Streiff received a B.S. degree in Environmental Economics and Policy from the University of California, Berkeley and a J.D. degree from Columbia University Law School.
Our Board of Directors selected Mr. Streiff to serve as a director because he was our Chief Operating Officer and has significant operational and legal experience relevant to our business, including in the areas of asset management, negotiating and structuring healthcare real estate acquisitions, financings, disposition transactions, corporate finance and corporate governance. Additionally, Mr. Streiff has 22 years of experience in the real estate and healthcare industries and relationships with chief executives and other senior management at other real estate and healthcare companies. Our Board of Directors believes that his executive experience in the real estate industry coupled with his deep knowledge of our company’s strategies and operations bring valuable financial and operational expertise to our Board of Directors.

Scott A. Estes, age 54, has served as one of our independent directors and a member of the Audit Committee since August 2022 and as chairman of the Audit Committee since June 2023. Mr. Estes has also served as a member of the board of trustees and audit committee chairman of JBG Smith Properties, a NYSE-listed REIT, located in Bethesda, Maryland that owns, operates, invests in and develops a dynamic portfolio of mixed-use properties in the high growth and high barrier-to-entry submarkets in Washington, DC since June 2017. Having served as one of its independent directors since June 2018 and currently serving as a member of its audit and compensation committees, Mr. Estes has also served since December 2023 as Chair of the Board of Directors of Essential Properties Realty Trust, a NYSE-listed REIT located in Princeton, New Jersey that acquires, owns and manages primarily single tenant properties. Previously, Mr. Estes served as Executive Vice President — Chief Financial Officer of Welltower Inc., or Welltower, a NYSE-listed, S&P 500 constituent REIT, located in Toledo, Ohio, focused on healthcare infrastructure, from January 2009 to October 2017. Mr. Estes also served as Senior Vice President and Chief Financial Officer of Welltower from March 2006 to January 2009 and as Vice President of Finance of Welltower from April 2003 to March 2006. During his tenure at Welltower, Mr. Estes was significantly involved in managing the capital allocation effort supporting that company’s rapid growth, with direct oversight of capital markets transactions, which raised over $14 billion of equity capital and $10 billion of unsecured debt capital. From 1994 to April 2003, Mr. Estes served in various financial analyst capacities at Deutsche Bank Securities, Bank of America Securities and Morgan Stanley. Mr. Estes received his B.A. degree in Economics in 1993 from the College of William and Mary.
Our Board of Directors selected Mr. Estes to serve as a director based on his financial and business expertise, particularly in his capacity as Chief Financial Officer of a large, NYSE-listed healthcare REIT. Our Board of Directors believes that his experience in the oversight of financial reporting, capital markets and capital raising, corporate finance and accounting, treasury, tax and audit functions, as well as his previous service on the board of directors of two other NYSE-listed REITs (particularly in his role as an audit committee chairman) and his qualifications to serve as our audit committee financial expert will bring value to us.

Brian J. Flornes, age 61, has served as one of our independent directors and a member of the Audit Committee since February 2016 and as the Nominating and Corporate Governance Committee chairman since October 2021. He also served as a member of our special committee from October 2020 to October 2021. Mr. Flornes served as the Chief Executive Officer of Vintage Senior Living, or Vintage, from June 2010 to September 2018, having co-founded the company in 1998 and served as its Co-Chief Executive Officer from inception to June 2010. Vintage, located in Newport Beach, California, owned and operated senior housing communities in California and Washington, specializing in independent senior living, assisted living and memory care services for Alzheimer’s and other dementia. Since February 2006, Mr. Flornes has been responsible for a direct joint-venture relationship with one of the nation’s largest pension funds, which has acquired 19 senior living communities and grown its net asset value to more than 2.5 times invested capital. Throughout his career, Mr. Flornes has directly contributed to the acquisition, development and financing of more than 8,000 units of senior living in 11 states. Mr. Flornes was a longstanding member of the American Senior Housing Association and also served on the board of the California Assisted Living Association. Mr. Flornes is a member of the World Presidents’ Organization. Mr. Flornes received a B.A. degree in Communication as well as an M.B.A. degree from Loyola Marymount University.
Our Board of Directors selected Mr. Flornes to serve as a director because of his particular experience with the acquisition, development, operation and financing of healthcare-related properties and senior housing communities. He has significant knowledge of, and relationships within, the real estate and healthcare industries, due in part to his 30 years of industry experience managing all aspects of senior living. Mr. Flornes’ vast real estate experience in senior living also enhances his ability to contribute insight on achieving our investment objectives. Our Board of Directors believes that this experience will bring valuable knowledge and operational expertise to our Board of Directors.

Dianne Hurley, age 62, has served as one of our independent directors and a member of the Audit Committee since February 2016. She has also served as chairwoman of the Compensation Committee since June 2023, having been a member of such committee since October 2021. Ms. Hurley also served as the chairwoman of the Audit Committee from February 2016 to June 2023 and as our special committee chairwoman from October 2020 to October 2021. Ms. Hurley has also served as an independent director, audit committee chairwoman and member of the nominating and corporate governance committee of AG Mortgage Investment Trust, a publicly traded residential mortgage REIT located in New York, New York, since December 2020. Prior to that, Ms. Hurley was an independent director and audit committee chairwoman of CC Real Estate Income Fund located in New York, New York, from March 2016 until its liquidation in August of 2020, and an independent director and nominating and corporate governance committee member of NorthStar Realty Europe, located in New York, New York, from August 2016 until its sale in October of 2019, and an independent director and audit committee member of NorthStar/RXR New York Metro Income, Inc. located in New York, New York, from February 2015 until December 2018. Since October 2024, Ms. Hurley has also served as the Chief Operating Officer of MonCap Holdings, LLC, a growth private equity investment firm located in Boulder, Colorado. She has also been an operations, finance and human capital management c-suite consultant in the real estate, asset management and education sectors since 2015. In addition, from April 2022 until July 2023, Ms. Hurley was a Managing Director at Glocap Search, LLC, from May 2020 until April 2022, she was the Chief Financial and Operations Officer of Moravian Academy, and from March 2017 until July 2020, she was the Chief Administrative Officer of A&E Real Estate. From September 2009 to November 2011, Ms. Hurley served as the Chief Operating Officer, Global Distributions, at Credit Suisse Asset Management, and prior to that, Ms. Hurley served as the founding Chief Administrative Officer at TPG Axon Capital. Earlier in her career, Ms. Hurley worked in the real estate department at Goldman Sachs. Ms. Hurley holds a Bachelor of Arts from Harvard University in Cambridge, Massachusetts and a Master of Business Administration from the Yale School of Management, New Haven, Connecticut.
Our Board of Directors selected Ms. Hurley to serve as a director in part due to her financial expertise, particularly in the real estate industry. Our Board of Directors believes that her service on the board of directors of several REITs, as well as her finance, operations, regulatory and compliance experience, will bring valuable insight to us in her role as the Compensation Committee chairwoman. With her extensive background in real estate finance and real estate operations, Ms. Hurley brings valuable business skills to our board.

Marvin R. O’Quinn, age 73, has served as one of our independent directors and a member of the Compensation Committee since January 2023. Mr. O’Quinn has also served as the President and Chief Operating Officer of CommonSpirit Health located in Chicago, Illinois, between February 2019 and August 2023, where he spearheaded the growth and policy development of a health system resulting from the merger of Dignity Health and Catholic Health Initiatives that included 140 hospitals, approximately 150,000 employees and $30 billion in annual revenue. From January 2009 until February 2019, Mr. O’Quinn served as the Senior Executive Vice President and Chief Operating Officer of Dignity Health, a not-for-profit corporation located in San Francisco, California, that operated hospitals and ancillary care centers located in California, Arizona and Nevada. Mr. O’Quinn has also held executive and other key positions with New York Presbyterian Health System, as well as Providence Medical Center, Providence Milwaukie Hospital, Legacy Emanuel Hospital & Health Center, Willamette Falls Hospital, Valley Children’s Hospital and Harborview Medical Center. Also, until 2023, Mr. O’Quinn served as chairman of the board of directors for Dignity Health Global Education, headquartered in Phoenix, Arizona, and held appointments with First Initiatives Insurance, Ltd., a captive insurance company headquartered in Englewood, Colorado, that serves CommonSpirit Health, and he currently serves as an independent director of Premier, Inc., (NASDAQ: PINC), located in Charlotte, North Carolina, a Nasdaq-listed healthcare improvement company. Mr. O’Quinn holds a master’s degree in Health Administration and a bachelor’s degree in Science and Biology from the University of Washington.

Our Board of Directors selected Mr. O’Quinn to serve as a director due to his strong background in healthcare delivery systems and healthcare management and his vast understanding of the healthcare industry and extensive leadership experience throughout his more than 40-year career in the healthcare field. Additionally, our Board of Directors believes that Mr. O’Quinn’s service on the board of directors of a large NASDAQ-listed healthcare company brings valuable insight to us, particularly in his role on its Compensation Committee and Finance Committee. With his significant experience, Mr. O’Quinn brings valuable industry knowledge to our company.

Valerie Richardson, age 66, has served as one of our independent directors and a member of the Nominating and Corporate Governance Committee since January 2023 as well as a member of the Compensation Committee since June 2023. Ms. Richardson has also served as the Chief Operating Officer of the International Council of Shopping Centers, or ICSC, a professional trade organization serving the retail marketplaces industry, located in New York, New York since February 2021. She previously served as the Vice President of Real Estate for The Container Store, Inc., located in Coppell, Texas, where she led its real estate team for 20 years from September 2000 until February 2021. Before joining The Container Store, she also served as a real estate development executive for Ann Taylor, Inc., Barnes & Noble, Inc. and Trammell Crow Company. Additionally, since 2018, Ms. Richardson has also served as a member of the board of directors for Kimco Realty Corporation (NYSE: KIM), North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping and mixed-use centers, where she also serves as a member of its audit, executive compensation and nominating and corporate governance committees and serves as chairperson of its executive compensation committee. Since 2004, Ms. Richardson has been a member of the Board of Trustees of ICSC and was elected as ICSC Chairman for the 2018 to 2019 term and ICSC Vice-Chairperson for the 2017 to 2018 term. She also served on the Board of the ICSC Foundation from 2011 to 2019, and as a Trustee at Baylor Scott & White Medical Center – Plano from 2010 to 2016. Ms. Richardson earned an M.B.A. in Real Estate from the University of North Texas and a B.S. in Education from Texas State University.
Our Board of Directors selected Ms. Richardson to serve as director in part due to her over 40 years of experience in the retail real estate industry during which time she held various executive positions. Our Board of Directors believes that Ms. Richardson’s service on the board of directors of a large NYSE-listed REIT that owns and operates shopping centers brings valuable insight to us, particularly in her role on the Nominating and Corporate Governance Committee and the Compensation Committee. With her broad understanding of real estate strategy and perspective on industry best practices, Ms. Richardson contributes beneficial business knowledge and skills to our company.

Wilbur H. Smith III, age 52, has served as one of our independent directors since February 2016 and as a member of the Nominating and Corporate Governance Committee since October 2021. He also served as a member of our special committee from October 2020 to October 2021. Mr. Smith is the Chief Executive Officer, President and Founder of Greenlaw Partners, LLC, a full-service real estate development and operating company, and Greenlaw Management, Inc., a commercial property management company, or, collectively, Greenlaw, which are located in Irvine, California and which he founded in March 2003. Mr. Smith personally oversees all aspects of Greenlaw’s acquisition, operations and investment development/redevelopment programs. Since inception and under Mr. Smith’s leadership, Greenlaw has completed in excess of $10.0 billion in acquisitions and dispositions of 220 commercial real estate properties comprised of office, industrial, retail and multifamily assets, as well as land holdings. Prior to Greenlaw, Mr. Smith served as Vice President of Newport Beach-based Makar Properties from 1999 to 2003. Mr. Smith is an active member of Young Presidents Organization, or YPO, and currently serves on the board of the Orange County Gold Chapter. In addition, Mr. Smith is a founding member of Tiger21 Orange County Chapter, sits on the executive board of the University of Southern California Lusk Center for Real Estate and is the Vice Chair of the Board of Counselors of the University of Southern California Price School. Mr. Smith is a licensed California real estate broker and received a B.S. degree in Agriculture from California Polytechnic State University, San Luis Obispo, and earned a master’s degree in Real Estate Development from the University of Southern California.

Our Board of Directors selected Mr. Smith to serve as a director due to his vast experience in the acquisition, operations, investment and disposition of commercial real estate as well as his experience with a number of leading global institutions through joint ventures, matching acquisitions with the appropriate investment structures/channels. Mr. Smith’s experience in the commercial real estate industry, capital markets and real estate operations enhances his ability to contribute to our investment strategies and help us achieve our investment objectives. Our Board of Directors believes his executive experience in the real estate industry will bring strong financial and operational expertise to our Board of Directors.

Vote Required
The nine director nominees receiving a plurality of the votes cast at a meeting at which a quorum is present will be elected. For purposes of the proposal to elect the director nominees, withhold votes and broker non-votes will count toward the presence of a quorum but will have no impact on the proposal. A properly executed proxy card, or instruction by telephone or the Internet, indicating “FOR” a nominee will be considered a vote in favor of the proposal to elect the director nominee to which it applies. A properly executed proxy card, or instruction by telephone or the Internet, indicating “WITHHOLD” will be considered a vote against the director nominee to which it applies.
Our Board of Directors recommends a vote FOR each of the nominees for election as directors.

EXECUTIVE OFFICERS
Information regarding our executive officers is set forth below. Each of our executive officers has stated that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her appointment as an executive officer.
For biographical information regarding Mr. Prosky, our Chief Executive Officer and President, see “Proposal for Election of Directors — Information about Director Nominees” above.
Brian S. Peay, age 59, has served our Chief Financial Officer since June 2016. He also served as Executive Vice President and Chief Financial Officer of AHI and as Chief Financial Officer of GAHR III from June 2016 until October 2021. Mr. Peay served as Chief Financial Officer of Veritas Investments, Inc., located in San Francisco, California, one of the largest owners and operators of rent-controlled apartments in the San Francisco Bay Area, from September 2015 to May 2016, where he was responsible for the financial planning, corporate budgeting, tax structuring and management of the accounting function of the company. Mr. Peay previously served as Vice President Finance & Sales Ops of MobileIron, Inc., located in Mountain View, California, a leader in security and management for mobile devices, applications and documents, from October 2013 to September 2015. Mr. Peay served as Chief Financial Officer of Glenborough, LLC from November 2005 to March 2012, and prior to its purchase by Morgan Stanley Real Estate Fund V, Mr. Peay also previously served in executive capacities including Chief Financial Officer, SVP — Joint Ventures (Business Development), Chief Accounting Officer and VP Finance with Glenborough Realty Trust, Inc., a real estate investment and management company focused on the acquisition, management and leasing of high quality commercial properties, from November 1997 to November 2005, where he was responsible for the finance, accounting and reporting, risk management, information technology and human resource functions of the company. Prior to November 1997, Mr. Peay served as Chief Financial Officer & Director of Research at Cliffwood Partners, L.P. and as Manager at Kenneth Leventhal & Co. Mr. Peay received a B.S. degree in Business Economics from the University of California, Santa Barbara. Mr. Peay became a Certified Public Accountant in the State of California in 1992; his current status is not practicing.
Gabriel M. Willhite, age 44, has served as our Chief Operating Officer since August 2022. Prior to that, he served as our Executive Vice President, General Counsel from October 2021 until August 2022 and Assistant General Counsel — Transactions from January 2020 until October 2021. He also served as Executive Vice President, General Counsel of AHI from January 2020 until October 2021 and prior to that served as Senior Vice President, Assistant General Counsel — Transactions of AHI since April 2016. Mr. Willhite also served as Assistant General Counsel — Transactions of GAHR III from January 2020 until October 2021. From November 2012 until April 2016, Mr. Willhite served as Legal Counsel for Sabal Financial Group, L.P., a real estate and finance company based in Newport Beach, California which was a subsidiary of Oaktree Capital Management, where he was responsible for overseeing portfolio acquisitions, financings, joint ventures, dispositions and strategic workout transactions. Prior to joining Sabal Financial Group, Mr. Willhite was an associate in the transactional practice group of Greenberg Traurig, LLP in Irvine, California. Additionally, since October 2020, Mr. Willhite has also served as a member of the board of directors of Trilogy, and as its chairman since August 2023. Mr. Willhite received a B.A. degree in Political Science and Communication from the University of Southern California and a J.D. degree from University of Minnesota Law School. He is a member of the California State Bar Association.
Stefan K.L. Oh, age 54, has served as our Chief Investment Officer since March 2023, having previously served as our Executive Vice President, Head of Acquisitions from October 2021 to March 2023, as our Executive Vice President of Acquisitions from October 2015 to October 2021, and as our Senior Vice President of Acquisitions from January 2015 to October 2015. Mr. Oh also served as Executive Vice President, Acquisitions of GAHR III from October 2015 to October 2021, having previously served as its Senior Vice President, Acquisitions since January 2013. Mr. Oh has also served as Executive Vice President, Acquisitions of AHI from October 2015 to October 2021, having previously served as its Senior Vice President, Acquisitions since December 2014. Mr. Oh also served as Senior Vice President — Acquisitions of GAHR II from January 2009 to December 2014 and as Senior Vice President, Acquisitions of AHI Group Holdings from January 2012 to December 2014. Mr. Oh also led healthcare real estate acquisitions for investment entities within the Grubb & Ellis organization from June 2007 to 2012. Prior to June 2007, Mr. Oh worked for HCP, Inc., now known as Healthpeak Properties, Inc. (NYSE: DOC), as well as Ernst & Young LLP. Mr. Oh received a B.S. degree in Accounting from Pepperdine University and is a Certified Public Accountant in the State of California (inactive).
Mark E. Foster, age 52, has served as our Executive Vice President, General Counsel since August 2022 and as our Secretary since February 2023. Prior to that, Mr. Foster was a partner in the commercial real estate practice group at Snell & Wilmer, L.L.P., located in Costa Mesa, California from September 2016 until July 2022. From June 2012 until September 2016, Mr. Foster served as Vice President, General Counsel and Corporate Secretary to Sabal Financial Group, L.P. based in Newport Beach, California, which was a subsidiary of Oaktree Capital Management, where he was responsible for all legal matters related to the company’s management of over $6 billion in real estate and debt assets. Prior to June 2012, Mr. Foster served as in-house counsel for Rockefeller Group Development Corporation and Toll Brothers, Inc. (NYSE: TOL) and as an associate in the real estate group of Allen Matkins, LLP. Mr. Foster received a B.A. degree in International Relations, Political Science and Economics from the University of Southern California, and a J.D. degree from the University of Southern California, Gould School of Law.

OTHER KEY OFFICERS
Information regarding our other key non-executive officers is set forth below. Our other key non-executive officers have stated that there is no arrangement or understanding of any kind between them and any other person relating to their appointment as key non-executive officers.
Kenny Lin, age 48, has served as our Executive Vice President, Chief Accounting Officer and Deputy Chief Financial Officer since March 2023, having previously served as our Executive Vice President, Accounting & Finance from October 2021 to March 2023 and as our Vice President, Accounting & Finance from September 2020 to October 2021. He also served as Executive Vice President, Accounting & Finance of American Healthcare Investors from February 2020 to October 2021, and prior to that served as Senior Vice President, Accounting & Finance, Vice President, Accounting & Finance and Director, Accounting & Finance of American Healthcare Investors since November 2016, March 2014 and November 2012, respectively. Mr. Lin also served as Vice President, Accounting & Finance of GAHR III from September 2020 to October 2021. Mr. Lin previously served as Chief Financial Officer of Mobilitie, LLC, a privately-owned telecommunications infrastructure company based in Newport Beach, California, since 2012 and prior to that date, he served as Chief Accounting Officer and Director of Financial Reporting since October 2010 and April 2008, respectively, where he oversaw the accounting, taxation, financial reporting and human resources functions of the company. Prior to April 2008, Mr. Lin served in various financial accounting roles within publicly traded companies, including Grubb & Ellis Company, Johnson & Johnson, Bank of New York Mellon Corp. and STAAR Surgical Company. Mr. Lin received a B.S. degree in Accounting from California State University, Los Angeles and a Master’s degree in Accounting from the University of Southern California. Mr. Lin is a Certified Public Accountant in the State of California, and he is also a Certified Financial Planner and Certified Management Accountant.
Wendie Newman, age 62, has served as our Executive Vice President of Asset Management since October 2021, having previously served as our Vice President of Asset Management from June 2017 to October 2021. She has also served as Executive Vice President of Asset Management of American Healthcare Investors from December 2016 to October 2021. Ms. Newman also served as Vice President of Asset Management of GAHR III from June 2017 to October 2021. Ms. Newman previously served as Senior Vice President of Lillibridge Healthcare Services, located in Chicago, Illinois, a wholly-owned subsidiary of Ventas, Inc., or Ventas, one of the leading publicly traded REITs, from June 2011 to November 2016, where she was responsible for the financial performance of the medical office building assets within the western region portfolio. Prior to it being acquired by Ventas, Ms. Newman served as Senior Asset Manager of Nationwide Health Properties, a publicly traded REIT that invested in healthcare-related assets, from June 2008 to May 2011. Throughout her career, Ms. Newman has also served in various asset and property management roles with PM Realty Group, Sares Regis Group and CB Richard Ellis, Inc. Ms. Newman received a Bachelor of Science in Business Administration from the University of Southern California and an M.B.A. in Finance from California State University, Long Beach.
Ray Oborn, age 55, has served as our Executive Vice President of Asset Management since October 2021. He also served as Executive Vice President of Asset Management of American Healthcare Investors from October 2020 to October 2021. Mr. Oborn served as President of Cherrywood Pointe Investment, located in Minneapolis, Minnesota, from February 2017 to August 2020 where he was directly responsible for managing the firm’s senior housing portfolio and strategic growth initiatives. During that same period, Mr. Oborn also served as Executive Vice President of United Properties, the parent company of Cherrywood Pointe Investment, a real estate investment and development company also located in Minneapolis, Minnesota. Additionally, Mr. Oborn served as Senior Regional Vice President of operations for Brookdale Senior Living from December 2014 to February 2017, and in executive capacities with New Perspective Senior Living from April 2013 to October 2014 and with Silverado Senior Living from October 2010 to January 2013. Prior to Silverado, Mr. Oborn served as Senior Vice President of Operations for the western division and oversaw in excess of 70 communities in the Western US and Canada at Sunrise Senior Living, from January 2008 to September 2010. He began his career with ManorCare Health Services in 1995 as a licensed nursing home administrator. Mr. Oborn received a bachelor’s degree in behavioral science and health and an M.B.A. from the University of Utah.

Cora Lo, age 50, has served as our Senior Vice President, Associate General Counsel and Assistant Secretary since February 2023, having previously served as our Senior Vice President, Assistant General Counsel from October 2021 to February 2023 and our Secretary from January 2015 to February 2023. From December 2015 to October 2021, she also served as our Assistant General Counsel. Ms. Lo also served as Senior Vice President, Assistant General Counsel — Corporate of American Healthcare Investors from December 2015 to October 2021, having previously served as its Senior Vice President, Securities Counsel from December 2014 to December 2015. Ms. Lo also served as Assistant General Counsel of GAHR III from December 2015 to October 2021, and also served as its Secretary from January 2013 to October 2021. Ms. Lo served as Secretary of GAHR II from November 2010 to December 2014, having previously served as its Assistant Secretary from March 2009 to November 2010. Ms. Lo also served as Senior Vice President, Securities Counsel of AHI Group Holdings from January 2012 to December 2014. Ms. Lo served as Senior Corporate Counsel for Grubb & Ellis from December 2007 to January 2012 and in similar capacities within the Grubb & Ellis organization and its sponsored SEC-reporting investment entities since 2005. From September 2002 to December 2005, Ms. Lo served as General Counsel of I/OMagic Corporation, a publicly traded company, and, prior to that, served as an attorney in private practice, representing public and private company clients in all areas of corporate and securities law. Ms. Lo received a B.A. degree in Political Science from University of California, Los Angeles and received a J.D. degree from Boston University. Ms. Lo is a member of the California State Bar Association.

CORPORATE GOVERNANCE
Director Attendance at Meetings of the Board of Directors
Our Board of Directors held nine meetings during the fiscal year ended December 31, 2024. Each of our incumbent directors attended at least 75.0% of the aggregate number of meetings of our Board of Directors held during the period for which he or she served as a director and of the aggregate number of meetings held by all committees of our Board of Directors on which he or she served during the periods in which he or she served.
Director Attendance at Annual Meetings of the Stockholders
Although we have no policy with regard to attendance by the members of our Board of Directors at our annual meetings, we invite and encourage the members of our Board of Directors to attend our annual meetings to foster communication between stockholders and our Board of Directors. Each of the members of our Board of Directors at the time attended our most recent annual meeting of stockholders.
Communication with the Board of Directors
Any stockholder who desires to contact members of our Board of Directors, or a specified committee of our Board of Directors, may do so by writing to: American Healthcare REIT, Inc., Board of Directors, 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of our Board of Directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal controls and auditing matters are received, they will be forwarded by our Secretary to the Audit Committee for review. Additionally, any other interested parties who desire to contact members of our Board of Directors may do so in writing to: Jeffrey T. Hanson, Non-Executive Chairman of the Board of Directors, 18191 Von Karman Avenue, Suite 300, Irvine, California 92612.
Director Independence
Under the listing standards of the NYSE, at least a majority of our directors are required to qualify as “independent” as affirmatively determined by our Board of Directors. After review of all relevant transactions or relationships between each director, or any of his or her family members, and American Healthcare REIT, our senior management and our independent registered public accounting firm, our Board of Directors has determined that Messrs. Estes, Flornes, O’Quinn and Smith, and Mses. Hurley and Richardson, who comprise a majority of our Board of Directors, meet the current independence and qualifications requirements of the NYSE. Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee members also qualify as independent under the NYSE rules applicable to audit committee, compensation committee and nominating and corporate governance committee members.
Board of Directors Leadership Structure
Jeffrey T. Hanson has served as our non-executive Chairman of the Board of Directors since June 2022. From October 2021 to June 2022, he served as our Executive Chairman of the Board of Directors. Mr. Hanson also served as our Chief Executive Officer and Chairman of the Board of Directors from January 2015 to October 2021. Danny Prosky assumed the role of Chief Executive Officer and became a member of the Board of Directors in October 2021. Our independent directors believe this Board of Directors leadership structure is in the best interests of our stockholders as Mr. Hanson is uniquely positioned to lead the Board of Directors with his exceptional depth of knowledge about our company and the opportunities and challenges we face. As our former Chief Executive Officer, Mr. Hanson provides valuable industry and strategic perspective to our Board of Directors. Separating the roles of Chairman of the Board of Directors and Chief Executive Officer also allows our Chief Executive Officer to focus on managing our business and operations, while our Chairman of the Board of Directors focuses on board of directors matters, which we believe is especially important in light of the high level of regulation and scrutiny of public company boards of directors. Our Board of Directors retains the authority to modify this structure to best address our unique circumstances, and so advance the best interests of all stockholders, as and when appropriate.
In addition, although we do not have a lead independent director, our Board of Directors believes that the current structure is appropriate and that, for the reasons set forth below, its existing corporate governance practices achieve independent oversight and management accountability. Our governance practices provide for strong independent leadership, independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. These governance practices are reflected in our Code of Business Conduct and Ethics, as amended, or our Code of Ethics, and our Corporate Governance Guidelines. Some of the relevant processes and other corporate governance practices include:
•A majority of our directors are independent directors. Each director is an equal participant in decisions made by our full Board of Directors.
•We have separate chairman of the Board of Directors and chief executive officer roles.
•Our non-management directors meet in regularly scheduled executive sessions without management, no less than one per year as required by the NYSE. Such executive sessions are presided by Mr. Hanson, a non-management director.
•An Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee comprised entirely of independent directors.
•Strategic and risk oversight by our Board of Directors and committees of our Board of Directors.
•The consideration of factors including diversity, age, skills, and such other factors as our Board of Directors deems appropriate given the current needs of our Board of Directors and our company, when appointing new directors.
•Each of our directors is elected annually by our stockholders.
•Our Bylaws permit stockholders to adopt, alter or repeal any provision of the Bylaws and to make new bylaws upon the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter.
•An annual Board of Directors and committee of the Board of Directors evaluation process.

Committees of our Board of Directors
Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The principal functions of each committee are briefly described below. Additionally, our Board of Directors may from time to time establish other committees to facilitate our Board of Directors’ oversight of management of the business and affairs of our company. Each committee’s charter, as well as our Corporate Governance Guidelines, is available on the Investor Relations—Corporate Governance section of our website at www.AmericanHealthcareREIT.com. The current chairs and members of each committee are set forth below.
Audit Committee. We have established an audit committee which currently consists of Ms. Hurley and Messrs. Estes and Flornes, all of whom are independent directors, with Mr. Estes serving as the chairman of the Audit Committee since June 2023. The Board of Directors has determined that Mr. Estes qualifies as an audit committee financial expert under applicable Securities and Exchange Commission, or SEC, rules. The Audit Committee held five meetings during the fiscal year ended December 31, 2024. Our audit committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which management has established, and the audit and financial reporting process. Among other responsibilities, the Audit Committee: (1) has direct responsibility for appointing and overseeing an independent registered public accounting firm registered with the Public Company Accounting Oversight Board, or PCAOB, to serve as our independent auditors; (2) oversees the work performed by our independent auditors, including appointing, compensating and retaining them; (3) reviews information from the independent auditors concerning any relationship between the auditors and us or any other relationships that may adversely affect the independence of the auditors; (4) reviews the plans and results of the audit engagement with our independent registered public accounting firm; (5) approves audit and non-audit professional services (including the fees and terms thereof) provided by, and the independence of, our independent registered public accounting firm; and (6) consults with our independent registered public accounting firm regarding our cybersecurity-related risks and the adequacy of our internal controls. The Audit Committee also approves the audit committee report required by SEC regulations to be included in our annual proxy statement. Additionally, the Audit Committee oversees the investigation and handling of any concerns or complaints that arise under our whistleblower policy, which includes a third-party administered whistleblower hotline and dedicated email address to enable all interested parties, including our employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control, or auditing, as well as potential violations of a law, rule, regulation, or our Code of Ethics. The Audit Committee oversees risk management relating to cybersecurity and internal controls as well. It also reviews any cybersecurity risk exposures affecting us or any issues raised by the independent auditor or internal auditor relating to our information technology systems and reports to our Board regularly on information technology and cybersecurity matters within the scope of its charter. Pursuant to its charter, the Audit Committee will be composed solely of independent directors in accordance with the NYSE and SEC rules applicable to audit committee members.
Compensation Committee. We have established a compensation committee, which is currently comprised of Mr. O’Quinn and Mses. Hurley and Richardson, all of whom are independent directors, with Ms. Hurley serving as the chairman of the Compensation Committee since June 2023. The Compensation Committee held four meetings during the fiscal year ended December 31, 2024. The primary focus of our Compensation Committee is to assist our Board of Directors in fulfilling its responsibilities with respect to officer and director compensation. Our Compensation Committee assists our Board of Directors in this regard by: (1) reviewing and approving our corporate goals with respect to compensation of executive officers and directors; reviewing and overseeing our executive compensation strategy and programs, including salary, bonus, incentive compensation and equity-based plans, if any; (2) reviewing and acting on compensation processes and procedures; (3) recommending to our Board of Directors compensation for all non-employee directors, including Board of Directors and committee retainers, meeting fees and equity-based compensation; (4) approving and administering our policies on recoupment of incentive compensation, which includes the ability to adopt, amend and terminate such policies; and (5) reviewing and approving all our incentive compensation plans and equity-based plans, which include the ability to adopt, amend and terminate such plans and, where appropriate or required, recommending for approval by our Board of Directors and/or stockholders. Our Compensation Committee fulfills these responsibilities in accordance with its charter and current laws, rules and regulations. Stock-based compensation plans will be administered by our Board of Directors if the members of our Compensation Committee do not qualify as “non-employee directors” within the meaning of the Securities Exchange Act of 1934, as amended, or the Exchange Act; however, our Board of Directors has determined that each member of our Compensation Committee is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. Our Compensation Committee is authorized to delegate responsibilities to subcommittees as appropriate to discharge its duties, including determining or recommending the amount or form of executive and director compensation, and it is also authorized to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities. Pursuant to its charter, the Compensation Committee will be composed solely of independent directors in accordance with the NYSE and SEC rules applicable to compensation committees.
Nominating and Corporate Governance Committee. We have established a nominating and corporate governance committee, which is currently comprised of Messrs. Flornes and Smith and Ms. Richardson, all of whom are independent directors, with Mr. Flornes serving as the chairman of the Nominating and Corporate Governance Committee since June 2023. The Nominating and Corporate Governance Committee held three meetings during the fiscal year ended December 31, 2024. Our Nominating and Corporate Governance Committee’s primary focus is to assist our Board of Directors in fulfilling its responsibilities with respect to director nominations, corporate governance, Board of Directors and committee evaluations and conflict resolutions. Our Nominating and Corporate Governance Committee assists our Board of Directors in this regard by: (1) identifying individuals qualified to serve on our Board of Directors, consistent with criteria approved by our Board of Directors, and recommending that our Board of Directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders; (2) overseeing an annual evaluation of our Board of Directors, each of the committees of our Board of Directors and management; (3) developing and recommending to our Board of Directors a set of corporate governance principles and policies; (4) periodically reviewing our corporate governance principles and policies and suggesting improvements thereto to our board; and (5) considering and acting on any conflicts-related matter required by its charter or otherwise permitted by Maryland law where the exercise of independent judgment by any of our directors, could reasonably be compromised, including approval of any transaction involving any of our affiliates. Our Nominating and Corporate Governance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in its charter and in accordance with current laws, rules and regulations. The Nominating and Corporate Governance Committee provides oversight and guidance to our Board of Directors regarding environmental, social and corporate governance trends and best practices in connection with our corporate responsibility to society and the environment, which we refer to as our Corporate Responsibility program. Pursuant to its charter, the Nominating and Corporate Governance Committee will be composed solely of independent directors in accordance with the NYSE rules applicable to nominating and corporate governance committee members.
Corporate Governance
Pursuant to our Nominating and Corporate Governance Committee’s charter, our Nominating and Corporate Governance Committee developed and recommended a set of formal, written guidelines for corporate governance, or our Corporate Governance Guidelines, which were adopted by our full Board of Directors. We also adhere to what we believe to be industry-leading policies to ensure our management and employees are acting in a manner which protects the best interest of our stockholders. This includes our Bylaws, Code of Ethics, Whistleblower Policy, Insider Trading Policy, Clawback Policy, Regulation FD and Disclosure Policy, and Related Party Transactions Policy.

Our Nominating and Corporate Governance Committee also, from time to time, reviews our governance structures and procedures and suggests improvements thereto to our full Board of Directors. Such improvements, if adopted by the full Board of Directors, will be incorporated into our Corporate Governance Guidelines.
Periodic Evaluations
Our Nominating and Corporate Governance Committee conducts an annual evaluation of its own performance and oversees the annual evaluations of our Board of Directors, each of the other committees of our Board of Directors and management.
Conflicts of Interest
Our Nominating and Corporate Governance Committee considers and acts upon any conflicts of interest-related matter required by its charter or otherwise permitted by Maryland law where the exercise of independent judgment by any of our directors, who is not an independent director, could reasonably be compromised, including approval of any transaction involving our affiliates.
Director Nomination Procedures and Diversity
Our Nominating and Corporate Governance Committee, among other things, assists our Board of Directors in fulfilling its responsibilities with respect to director nominations. In selecting a qualified nominee for recommendation to our Board of Directors, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate, which may include: the current composition of our Board of Directors; the range of talents of a nominee that would best complement those already represented on our Board of Directors; the extent to which a nominee would diversify our Board of Directors; a nominee’s standards of integrity, commitment and independence of thought and judgment; a nominee’s ability to represent the long-term interests of our stockholders as a whole; a nominee’s relevant expertise and experience upon which to be able to offer advice and guidance to management; a nominee who is accomplished in his or her respective field, with superior credentials and recognition; and the need for specialized expertise. While we do not have term limits for our Board of Directors or a formal refreshment policy, our Nominating and Corporate Governance Committee and Board of Directors regularly evaluate potential candidates and consider the potential benefits of adding new members to the Board of Directors.
While we do not have a formal diversity policy, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities. Accordingly, we actively seek out qualified candidates, including women and individuals from underrepresented communities, to include in the pool from which board of director nominees are chosen. Our Nominating and Corporate Governance Committee annually reviews our Board of Directors’ composition by evaluating whether our Board of Directors has the right mix of skills, experience and backgrounds. As part of such annual review process, our Nominating and Corporate Governance Committee reviews its own effectiveness in recommending director nominees with diverse backgrounds and experiences relative to any perceived needs in the composition of our Board of Directors.
While our full Board of Directors remains responsible for selecting its own nominees and recommending them for election by our stockholders, our Board of Directors has delegated the screening process necessary to identify qualified candidates to our Nominating and Corporate Governance Committee.
Our Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of our Board of Directors; it then recommends director nominees who are voted on by our full Board of Directors. In recommending director nominees to our Board of Directors, our Nominating and Corporate Governance Committee considers candidates for membership on our Board of Directors recommended by its own members, other directors and management, as well as by our stockholders, provided such stockholder nominations for our Board of Directors meet the established director criteria. Notice of proposed stockholder nominations for our Board of Directors must be delivered in accordance with the requirements set forth in our Bylaws and SEC Rule 14a-8 promulgated under the Exchange Act. Nominations must include all information relating to the proposed nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the proposed nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, including the full name of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years, as well as a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Nominations should be delivered to: American Healthcare REIT, Inc., Board of Directors, 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, Attention: Secretary.

In evaluating the persons nominated as potential directors, our Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant. Our Board of Directors, based on the recommendation of our Nominating and Corporate Governance Committee, selects the slate of directors to be nominated for election at the annual meeting of stockholders.
Corporate Responsibility
We are committed to ethical business practices and dedicated to establishing a corporate responsibility program that benefits our residents, tenants, operators, employees, communities and investors. We believe integrating corporate responsibility principles into our operations and across our portfolio of senior housing properties, skilled nursing facilities, and outpatient medical, or OM, buildings will deliver a lasting and positive impact in the communities in which we operate by providing and facilitating high-quality care and outcomes. To achieve this, we have developed, and intend to update as applicable, a comprehensive corporate responsibility strategy and related policies, which are briefly summarized below and can be found on the Investor Relations section of our website at www.AmericanHealthcareREIT.com.
Our Nominating and Corporate Governance Committee has been delegated the authority to provide oversight and guidance to our board regarding environmental, social and corporate governance trends and best practices in connection with our corporate responsibility to society and the environment. In particular, the Nominating and Corporate Governance Committee shall, as it deems appropriate, recommend changes to our corporate responsibility practices as necessary to comply with existing legal requirements or emerging trends and best practices. The Nominating and Corporate Governance Committee also shall periodically receive reports from management regarding our corporate responsibility strategy, initiatives and policies.
Corporate Governance
We are committed to conducting business with the highest degree of ethics and integrity to protect the long-term interests of our stakeholders. We believe that our approach to corporate governance supports transparency, accountability, oversight and risk minimization across our business. We adhere to all applicable laws and regulations and maintain a Code of Business Conduct and Ethics, Corporate Governance Guidelines and other policies, each available on the Investor Relations section of our website at www.AmericanHealthcareREIT.com, that reflect our values and promote a culture of integrity, while our Board of Directors provides oversight for the integration of corporate responsibility practices across the organization. In addition, we established a Corporate Responsibility Committee, formerly referred to as our Sustainability and Corporate Responsibility Committee, that is composed of a cross-functional team across our organization that includes representatives from our Legal, Accounting and Finance, Human Resources, Investor Relations and Asset Management departments. The Corporate Responsibility Committee is responsible for providing oversight and guidance of our corporate responsibility strategy and program and for monitoring compliance with legal requirements and regulations. Our Chief Operating Officer serves as the chairman of the Corporate Responsibility Committee and reports to the Nominating and Corporate Governance Committee of our board.
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:
•we have a nine-member Board that currently includes six independent directors;
•three of our independent directors joined our Board of Directors in recent years as part of strategic board refreshment: Scott A. Estes, former Chief Financial Officer of Welltower, Inc., who became a member of our Board of Directors in August 2022; Marvin R. O’Quinn, former Chief Operating Officer of CommonSpirit Health, who became a member of our Board of Directors in January 2023; and Valerie Richardson, current Chief Operating Officer of the International Council of Shopping Centers, who became a member of our Board of Directors in January 2023;
•our Board of Directors is not classified, each of our directors is subject to election annually and our Charter provides that we may not elect to be subject to the provision of the Maryland General Corporation Law, or MGCL, that would permit us to classify our Board of Directors without stockholder approval;
•our Board of Directors has opted out of the business combination statute in the MGCL (provided that such business combination is first approved by our Board of Directors), and, pursuant to our Bylaws, we have opted out of the control share acquisition statute in the MGCL;

•our Board of Directors has not adopted a stockholder rights plan and does not intend to adopt a stockholder rights plan in the future without (1) the approval of our stockholders or (2) seeking ratification from our stockholders within 12 months of adoption of the plan if our Board of Directors determines that it is in our best interests to adopt a rights plan without the delay of seeking prior stockholder approval;
•a provision in our Bylaws that provides our stockholders with a right to amend our Bylaws upon a majority vote of our stockholders;
•the adoption of corporate governance guidelines based on NYSE standards, which, amongst other requirements, set certain minimum stock ownership requirements for our directors and officers;
•none of our directors or stockholders (or their respective designees) have the right to be nominated to our Board of Directors;
•we have fully independent audit, compensation and nominating and corporate governance committees;
•achieving 33% diversity in our Board of Directors with respect to gender and ethnicity; and
•at least one of our directors qualifies as an “audit committee financial expert” under applicable SEC regulations and all members of the Audit Committee are financially literate in accordance with the NYSE listing rules and requirements.
Environmental Responsibility
Our environmental responsibility program is designed to comply with state and national environmental regulations and manage our operations in a way that promotes energy efficiency, effective waste and water management and sustainable procurement. Across our portfolio at our senior housing and OM buildings, we are implementing energy efficiency measures, including LED lighting upgrades, smart thermostats, sensors to monitor building temperature and energy audits to identify areas for continued improvement. We additionally seek to minimize waste and water consumption across all of our properties, including through: smart irrigation controls for water consumption, improved water and waste management policies and practices in our offices and properties, and employee training on environmentally responsible practices into their daily work. Our corporate headquarters is also LEED Gold certified and incorporates energy efficient systems, utilizes sustainable materials, promotes practices that increase water efficiency and reduce waste, and prioritizes the human health experience.
Social Responsibility
Our Portfolio
Our top priority is to deliver the best resident experience by partnering with operators that provide the highest quality care across our senior housing properties, skilled nursing facilities and outpatient medical office buildings. As part of our commitment to deliver exceptional quality care to our residents, we prioritize partnerships with operators that share our values and implement practices that focus on quality care and contribute to better health outcomes and a positive living environment.
Our People
As of December 31, 2024, we had approximately 114 employees, including 71 in Accounting and Finance, 15 in Asset Management, eight in Investments, four in Information Technology and four in Legal. We recognize that our employees are a reflection of our values and our greatest asset, and we are dedicated to implementing programs that support our employees and provide the right tools to build a safe and healthy workplace. As of December 31, 2024, 72.8% of our employees were minorities, and 57.0% were female. We have several programs to support our employees’ professional development and to create a sense of belonging, including new hire mentorship programs, employee investment programs, employee satisfaction surveys, employee engagement events, and trainings related to health and safety and professional development.
Moreover, we have implemented a number of programs to foster our employees’ professional growth and growth as global citizens. All of our employees are provided with a comprehensive benefits and wellness package, which may include high-quality medical, dental, and vision insurance, life insurance, 401(k) matching, long-term incentive plans, educational grants, fitness programs, an employee stock purchase plan and other benefits. We provide our employees, consultants and executive officers with competitive compensation and, where applicable, opportunities for equity ownership through our

Second Amended and Restated 2015 Incentive Plan, or the 2015 Incentive Plan, and the American Healthcare REIT, Inc. 2024 Employee Stock Purchase Plan, or the Employee Stock Purchase Plan.
Our Communities
We also recognize the importance of engaging with our local communities and have partnerships with local organizations and charities to support initiatives such as affordable housing projects, community clean-up events, and educational programs. We aim to foster positive relationships and contribute to the well-being of the communities in which we operate. Every year, we support the Alzheimer’s Association and other various non-profit charities nominated by our employees.
Our corporate responsibility program will continue to evolve with the aim of building a more resilient future and creating long-term value for our residents, tenants, operators, employees, communities and investors. For additional information and updates to our corporate responsibility strategy and policies, please refer to the Investor Relations section of our website at www.AmericanHealthcareREIT.com.
Board of Directors Role in Risk Oversight
Our Board of Directors oversees our stockholders’ and other stakeholders’ interest in the long-term success of our business strategy and our overall financial strength.
Our Board of Directors is actively involved in overseeing risks associated with our business strategies and decisions. It does so, in part, through its oversight of our executive officers responsible for our real estate and real estate-related investments, acquisitions and dispositions and debt financing. Our Board of Directors is also responsible for overseeing risks related to corporate governance and the selection of nominees to our Board of Directors.
With respect to succession planning for our Chief Executive Officer, pursuant to our Corporate Governance Guidelines, our independent directors will meet with our Chief Executive Officer at least once a year to discuss his succession planning, and the independent directors will meet in executive session for further discussion thereafter. Our Chief Executive Officer shall have in place at all times a confidential written procedure for the timely and efficient transfer of his responsibilities in the event of his sudden incapacitation, death or departure, including recommendations for longer-term succession arrangements. Our Chief Executive Officer will review this procedure, as well as the potential succession arrangements for other key members of our senior management, periodically with the independent directors.
In addition, the Audit Committee meets regularly with our Chief Executive Officer, Chief Financial Officer, independent registered public accounting firm and legal counsel to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk and compliance risk. The Audit Committee meets regularly in separate executive sessions with the independent registered public accounting firm, our internal auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other governance issues. The Audit Committee also oversees our management of risks relating to cybersecurity and internal controls. It reviews and discusses with management any issues raised by our independent auditor or internal auditor relating to the integrity and security of our information technology systems, the effectiveness of the systems’ support of business objectives and risk management with respect to internal controls and any risks relating to the foregoing. At least annually, the Audit Committee also reviews our cybersecurity risk exposures and the steps management has taken to monitor and control such exposures. To ensure that cybersecurity is an organization-wide effort, we provide at least annual cybersecurity training for all employees with network access and maintain a cybersecurity insurance policy. As of April 10, 2025 we have had no material cybersecurity-related incidents to report. For more information regarding our cybersecurity programs and governance, refer to the disclosure set forth in Item 1C, Cybersecurity in our Annual Report on Form 10-K for the year ended December 31, 2024.
The Compensation Committee oversees, among other things, the assessment and management of risks related to our incentive compensation plans and equity-based incentive plan and whether our incentive compensation arrangements encourage excessive risk taking. With the recommendation of the Compensation Committee, we approved, effective upon the listing of our common stock on the NYSE, a clawback policy to comply with NYSE listing standards and the SEC’s Exchange Act Rule 10-D-1. The clawback policy requires the repayment of incentive compensation paid or awarded to officers in certain cases if there is a financial restatement.

The Nominating and Corporate Governance Committee oversees the assessment and management of risks related to our governance structure, including our Board of Directors leadership structure, the identification of qualified directors and management succession. The Nominating and Corporate Governance Committee also oversees conflicts of interest and transactions between us and related parties, as well as our corporate responsibility risks and the periodic review of our corporate governance policies and guidelines.
Code of Business Conduct and Ethics
We have adopted our Code of Ethics, which contains general guidelines for conducting our business and is designed to help our directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. Our Code of Ethics applies to our officers, employees and all members of our Board of Directors. Our Code of Ethics covers topics including, but not limited to, conflicts of interest, fair dealing, confidentiality of information and compliance with laws and regulations. Stockholders may request a copy of our Code of Ethics, which will be provided without charge, by writing to: American Healthcare REIT, Inc., 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, Attention: Secretary. Our Code of Ethics is also available in the Investor Relations section on our website, www.AmericanHealthcareREIT.com. If, in the future, we amend, modify or waive a provision in our Code of Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website, as necessary.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis outlines the principles underlying our executive compensation policies and decisions as it relates to our named executive officers, or our NEOs. Our NEOs and their positions held for the year ended December 31, 2024 were:
•Danny Prosky – Chief Executive Officer and President
•Brian S. Peay – Chief Financial Officer
•Gabriel M. Willhite – Chief Operating Officer
•Stefan K.L. Oh – Chief Investment Officer
•Mark E. Foster – Executive Vice President, General Counsel and Secretary

2024 Performance Highlights
Total Shareholder Return

Total Shareholder Return
(2/7/2024 - 12/31/2024)
140%
120%
100%
80%
60%
40%
20%
0%
126.64%
15.85%
10.71%
AHR
Russell 2000
FNER (Equity REIT Index)

Equity Offerings
•During 2024, we raised a total of $1.36 billion in gross offering proceeds from three public offerings of our common stock and successfully listed our shares on a national stock exchange:
◦On February 9, 2024, we completed an underwritten public offering, or the February 2024 Offering, through which we issued 64.4 million shares of common stock for a total of $772.8 million in gross offering proceeds. These shares are listed on the NYSE under the trading symbol “AHR” and began trading on February 7, 2024.
◦In September 2024, we completed a follow-on underwritten public offering, or the September 2024 Offering, through which we issued 20.0 million shares of Common Stock for a total of $471.2 million in gross offering proceeds.
◦On November 18, 2024, we entered into a sales agreement and established an at-the-market equity offering program, or the ATM Offering, through which we have issued 4.3 million shares of Common Stock for a total of $120.2 million in gross offering proceeds as of December 31, 2024.

Portfolio
•As of December 31, 2024, our portfolio was composed of approximately $4.5 billion in healthcare real estate assets, based on aggregate contract purchase price, that includes 314 owned and/or operated properties, including completed development and expansion projects, or approximately 19.1 million square feet of gross leasable area. In addition, as of December 31, 2024, we also owned a real estate-related debt investment purchased for $60.4 million.
◦Reported GAAP net loss attributable to controlling interest of $37.8 million and GAAP net loss attributable to common stockholders of $0.29 per diluted share for the twelve months ended December 31, 2024.
◦Reported Normalized Funds from Operations attributable to common stockholders of $1.41 per diluted share for the twelve months ended December 31, 2024.
◦Achieved total portfolio Same-Store Net Operating Income, or Same-Store NOI, growth of 17.7% for the twelve months ended December 31, 2024, compared to the same period in 2023.
◦Achieved 23.8% and 52.8% Same-Store NOI growth for the twelve months ended December 31, 2024, in our integrated senior healthcare campuses, or ISHC, and senior housing operating properties, or SHOP, segments, compared to the same period in 2023.

2024 Performance Highlights
Trilogy Acquisition
•On September 20, 2024, using the net proceeds from the September 2024 Offering, we exercised our option to purchase our joint venture partner’s 24.0% minority membership interest in Trilogy REIT Holdings, LLC for a total all-cash purchase price of $258.0 million. As a result of the transaction, we now own 100% of Trilogy REIT Holdings, LLC, or Trilogy Holdings, and indirectly own 100% of Trilogy.

Credit Facility
•On February 14, 2024, we entered into an amendment, or the 2024 Credit Agreement, to our existing credit agreement, to increase the aggregate maximum borrowing capacity by $100 million to up to $1.15 billion and extend the maturity date of the senior unsecured revolving credit facility portion of the 2024 Credit Agreement to February 14, 2028.

Debt Paydown
•During 2024, we paid down $176.1 million of variable-rate mortgage loans payable and paid down $739.0 million on our variable-rate lines of credit using the net proceeds received from the February 2024 Offering, the September 2024 Offering and the ATM Offering.
•Achieved a 4.2x improvement in our Net Debt-to-Adjusted EBITDA from 8.5x as of December 31, 2023 to 4.3x as of December 31, 2024.

Portfolio Expansion
•Expanded our ISHC segment by $82.4 million through the acquisition, development and expansion of campuses and acquired $138.8 million of senior housing facilities during 2024, which are included in our SHOP segment.
•Approved new ISHC developments, including new campuses and expansion projects, with total expected construction costs of approximately $136.6 million that have already begun construction or will begin construction in 2025.

Dispositions	•Disposed approximately four OM buildings, eight triple-net leased properties, one ISHC facility and one SHOP, generating approximately $155.5 million in gross proceeds.
Overview of Our 2024 Compensation Program
Our Compensation Committee believes that our compensation program for executive officers is an important tool to:
•Attract, retain and motivate highly-skilled executives;
•Encourage management to balance short-term goals against longer-term objectives without incentivizing excessive risk-taking;
•Achieve an appropriate balance between risk and reward that does not incentivize excessive risk taking; and
•Align the interests of management and stockholders through the use of equity-based compensation.
Our Compensation Committee applied this philosophy in establishing each of the elements of executive compensation for the fiscal year ended December 31, 2024.

Our Compensation and Governance Practices & Policies
We believe the following practices and policies promote sound compensation and governance and are in the best interests of our stockholders and executives:

What We Do	What We Don’t Do
✓ Our Compensation Committee is comprised solely of independent directors	x We do not provide significant perquisites
✓ We utilize an independent compensation consultant	x We do not provide minimum guaranteed base salary increases
✓ Significant portion of total compensation is in the form of equity incentive awards with long-term vesting	x We do not provide tax gross ups to our NEOs
✓ 50% of equity incentive awards vest based on performance, with relative total shareholder return as a performance metric	x We have a defined incentive program that does not allow for uncapped bonus payouts
✓ We enhance executive officer retention by offering a significant portion of total compensation in the form of multi-year vesting equity incentive awards	x We do not allow hedging or pledging of our securities
✓ We use multiple performance measures for cash bonuses and multi-year equity awards, which helps mitigate compensation-related risk	x We do not provide single-trigger change in control cash severance payments
Determining Compensation for Named Executive Officers
Role of Compensation Committee
Our Compensation Committee is comprised entirely of independent directors and operates under a written charter. Our Compensation Committee is responsible for determining compensation for all of our NEOs including evaluating compensation policies, approving target and actual compensation for executives and administering our equity incentive programs.
Role of Management
Our Chief Executive Officer plays an important role in setting compensation for our other executive officers by assisting our Compensation Committee in evaluating individual goals and objectives and developing compensation recommendations for NEOs other than himself. Final decisions on the design of the compensation program, including total compensation, are ultimately made by our Compensation Committee.
Role of Compensation Consultant
Our Compensation Committee is authorized to retain the services of a compensation consultant to be used to assist in the review and establishment of our compensation programs and related policies. For 2024 compensation, at the recommendation of management, our Compensation Committee retained Ferguson Partners Consulting, L.P., or FPC, as its independent compensation consultant to advise it on executive officer and director compensation. FPC did not provide any other services to us with respect to 2024 compensation. Our Compensation Committee believes that there are no conflicts of interest with respect to FPC’s services.
Results of 2024 Advisory Vote on Executive Compensation

97% 2024 Say on Pay Voting Results
At our 2024 Annual Meeting of Stockholders, we asked our stockholders to approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers for the year ended December 31, 2023. Our stockholders showed support for our executive compensation program, with 97.4% of the votes cast approving the advisory resolution. The Compensation Committee did not make any changes to our company’s executive compensation program in response to the 2024 advisory vote on executive compensation.

Benchmarking and Peer Group Comparisons
The Compensation Committee reviews competitive compensation data from a select group of peer companies and broader survey sources. Although comparisons of compensation paid to our NEOs relative to compensation paid to similarly situated executives in the survey and by our peers assist the Compensation Committee in determining compensation, the Compensation Committee principally evaluates executive compensation based on corporate objectives and individual performance. Additionally, as part of its engagement, FPC provided our Compensation Committee with comparative market data on the overall compensation program for our executive officers based on an analysis of peer companies. In developing the peer group used for evaluating 2024 NEO compensation decisions, our Compensation Committee took into consideration the following characteristics:
•Company size;
•Enterprise ownership structures;
•Asset class of portfolio;
•Business strategy;
•Geographic location; and
•Human capital.
2024 Executive Compensation Peer Group
The table below identifies the companies in the peer group used for assessing the competitiveness of executive compensation levels, which our Compensation Committee considered as part of its analysis when setting 2024 compensation levels for our executive officers. As compared to the executive compensation peer group utilized for setting 2023 compensation, for 2024 compensation decisions, the Compensation Committee added Community Healthcare Trust Incorporated in order to include another relatively similar-sized healthcare REIT and removed Orion Office REIT, Inc., due to it being smaller in size relative to us and the rest of the peer group.

Peer	Industry	Total Capitalization ($MM)
American Healthcare REIT, Inc.	Healthcare	$6,445
Brandywine Realty Trust	Office	$3,202
CareTrust REIT, Inc.	Healthcare	$5,476
Community Healthcare Trust Incorporated	Healthcare	$1,033
Global Medical REIT Inc.	Healthcare	$1,289
Healthcare Realty Trust Incorporated	Healthcare	$10,962
Highwoods Properties, Inc.	Office	$6,711
LTC Properties, Inc.	Healthcare	$2,349
National Health Investors, Inc.	Healthcare	$4,331
Peakstone Realty Trust	Diversified	$1,831
Physicians Realty Trust (1)	Healthcare	*
Piedmont Office Realty Trust, Inc.	Office	$3,359
Retail Opportunity Investments Corp. (1)	Shopping Center	*
Sabra Health Care REIT, Inc.	Healthcare	$6,541
Sila Realty Trust, Inc.	Healthcare	$1,903
SmartStop Self Storage REIT, Inc.	Self-Storage	*
Source: S&P Global, data as of December 31, 2024.
*Total capitalization information is not available.
(1)    Retail Opportunity Investments Corp. and Physicians Realty Trust were utilized as peer companies in determining 2024 compensation; however, both have since been acquired and thus do not have total capitalization information in the chart above.

Alignment of Pay and Performance
We maintain a target compensation program that is designed to appropriately align the compensation of our executives with performance. For 2024, approximately 82.1% of our Chief Executive Officer’s target pay was performance-based/at-risk, and approximately 74.1% of target pay for the remaining NEOs was performance-based/at-risk. The pay mix of our executives for 2024 is shown below:

17.9%
Base Salary
17.9%
Annual Cash Bonus
CEO
64.2%
Long-Term Equity
Incentive Compensation
82.1%
Performance-based/
at risk

Elements of Compensation
For 2024, our executive compensation program for our NEOs consisted of base salary, a short-term incentive cash bonus and long-term equity incentive awards. The material components of our 2024 executive compensation program are summarized in the following chart:

Base Salary	Fixed level of competitive base pay to attract and retain executive talent, generally based on scope and complexity of role and responsibilities
Short-Term Incentive Program
Designed to reward our NEOs for the achievement of annual corporate performance goals and individual performance goals
•Includes 70% (varies by executive officer) of objectively evaluated metrics for corporate performance
•Includes 30% (varies by executive officer) of subjectively evaluated strategic goals and individual performance

Long-Term Incentive Program	Awarded to promote retention of key members of the management team and encourage alignment with our long-term growth and performance that maximizes stockholder value. 50% of total award is performance-based, while 50% is time-based and vests ratably over a three-year period, subject to the NEO’s continued employment or provision of services
Listing Equity Awards	Upon the closing of the February 2024 Offering, we granted 972,222 shares of restricted common stock, or the Listing Equity Awards, to certain employees and directors, including our NEOs, to (i) recognize the efforts leading to a successful listing and capital raise to position us for future growth and success; (ii) further align the interests of recipients with the interests of our public stockholders and motivate them to continue to deliver strong results for the company; and (iii) serve as a useful retention vehicle as the awards vest over a four-year period based on continued service
Base Salary
We provide base salaries to our NEOs to compensate them for services rendered on a day-to-day basis. Base salary is also intended to attract and retain executive officers and is generally based on the scope and complexity of the role and responsibilities, experience, individual performance and contributions, and internal pay equity considerations, taking into account comparable company data provided by our compensation consultant and based upon our Compensation Committee’s understanding of compensation paid to similarly situated executives, adjusted as necessary to recruit or retain specific individuals. Our Compensation Committee seeks to target our NEOs’ base salaries at competitive levels to recognize professional growth, success and/or increased responsibilities. We believe that providing a competitive base salary relative to the companies with which we compete for executive talent is a necessary element of a compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward our executive officers for their overall performance. Base salaries are reviewed annually by our Compensation Committee to assess if adjustments are necessary.
The base salaries for our NEOs for 2024 and 2023 are shown below.

Named Executive Officer	2024 Salary	2023 Salary	% Change
Danny Prosky	$750,000	$750,000	0%
Brian S. Peay	$500,000	$475,000	5.3%
Gabriel M. Willhite	$450,000	$425,000	5.9%
Stefan K.L. Oh	$425,000	$400,000	6.3%
Mark E. Foster	$380,000	$360,000	5.6%
Short-Term Incentive Program (Cash Bonuses)
As part of our compensation program, our NEOs are entitled to receive an annual cash bonus within a specified range based on a percentage of their base salary. For 2024, the Compensation Committee did not adjust the annual cash bonus opportunities for the NEOs as compared to 2023. The following table sets forth the threshold, target and maximum bonus opportunities for each NEO, as a percentage of their base salary, under our annual cash bonus program used in determining 2024 awards:

Named Executive Officer	Threshold	Target	Maximum
Danny Prosky	50%	100%	150%
Brian S. Peay	50%	100%	150%
Gabriel M. Willhite	50%	100%	150%
Stefan K.L. Oh	37.5%	75%	112.5%
Mark E. Foster	32.5%	65%	97.5%
In determining the size of cash bonus awards, our Compensation Committee, in consultation with FPC, thoroughly reviews our corporate performance and the individual performance of the NEOs. For 2024, individual performance was evaluated subjectively by our Compensation Committee while corporate performance was evaluated objectively, with corporate performance being evaluated against pre-determined performance metrics and hurdles. For 2024, the objective performance metrics were our Normalized FFO per Share (as defined below), our Net Debt-to-Adjusted EBITDA and our Same-Store NOI Growth (as defined below, and excluding grant income), each as described further below. For 2024, the Compensation Committee replaced Adjusted EBITDA Growth, which was used as a performance metric under the 2023 short-term incentive program, with Normalized FFO per Share in order to adopt a performance measure more closely aligned with that of our publicly listed REIT peers. Our 2024 performance measures were selected based on a careful assessment of measures that we believe encourage profitable growth and increase shareholder value, while also motivating executives to perform at their highest levels despite interest rate volatility impacting the real estate markets. For 2024, corporate performance was weighted at 70%, and individual performance was weighted 30% for all of our NEOs.
The following table sets forth the performance metrics and goals approved by our Compensation Committee to determine corporate performance:

Metric	Weighting	Performance Hurdles			Actual 2024 Performance	Hurdle Achieved
		Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)
Normalized FFO per Share	34%	$1.19	$1.22	$1.25	$1.41	Maximum
Net Debt-to- Adjusted EBITDA	33%	6.5x	6.2x	5.9x	4.3x	Maximum
Same-Store NOI Growth (compared to 2023) (1)	33%	5.5%	6.5%	7.5%	17.7%	Maximum

(1)    In prior public filings, we have referred to this performance metric approved by our Compensation Committee as “Same-Property NOI Growth,” but we are now replacing the term with “Same-Store NOI Growth” in order to use terminology consistent with our external financial reporting. The calculation underlying both terms is the same.

2024 Performance Metrics
Normalized FFO per Share
•Funds from operations, or FFO, is defined as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of certain real estate assets, gains or losses upon consolidation of a previously held equity interest and impairment write-downs of certain real estate assets and investments, plus depreciation and amortization related to real estate, and after adjustments for unconsolidated partnerships and joint ventures. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that impairments are based on estimated future undiscounted cash flows. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.
•Normalized funds from operations, or Normalized FFO, is defined as FFO further adjusted for the following items included in the determination of GAAP net income (loss): expensed acquisition fees and costs, which we refer to as business acquisition expenses; amounts relating to changes in deferred rent and amortization of above- and below-market leases (which are adjusted in order to reflect such payments from a GAAP accrual basis); the non-cash impact of changes to our equity instruments; non-cash or non-recurring income or expense; the non-cash effect of income tax benefits or expenses; capitalized interest; impairment of intangible assets and goodwill; amortization of closing costs on debt security investments; mark-to-market adjustments included in net income (loss); gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect Normalized FFO on the same basis.

Net Debt-to-Adjusted EBITDA
•Net Debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash related to debt.
•EBITDA is a non-GAAP financial measure that is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of gain or loss from unconsolidated entities, straight line rent and amortization of above/below market leases, non-cash stock-based compensation expense, business acquisition expenses, gain or loss on sales of real estate investments, unrealized foreign currency gain or loss, change in fair value of derivative financial instruments, impairments of real estate investments, impairments of intangible assets and goodwill, and non-recurring one-time items.

2024 Performance Metrics
Same-Store NOI Growth
•NOI is a non-GAAP financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from properties before general and administrative expenses, business acquisition expenses, depreciation and amortization, interest expense, gain or loss in fair value of derivative financial instruments, gain or loss on dispositions, impairments of real estate investments, impairment of intangible assets and goodwill, income or loss from unconsolidated entities, gain on re-measurement of previously held equity interest, foreign currency gain or loss, other income or expense, and income tax benefit or expense.
•Same-Store NOI is NOI from properties owned and consolidated for the full year in both comparison years and that are not otherwise excluded. Properties are excluded from Same-Store if they are: (1) sold, classified as held for sale or properties whose operations were classified as discontinued operations in accordance with GAAP; (2) impacted by materially disruptive events such as flood or fire for an extensive period of time; or (3) properties that are scheduled to undergo major expansions/renovations or business model transitions or have transitioned business models after the start of the prior comparison period.
•Same-Store NOI Growth is calculated as the percentage increase/(decrease) of current year Same-Store NOI over prior year’s Same-Store NOI.
•We consider Same-Store NOI Growth to be indicative of the organic growth embedded in our property portfolio, which ordinarily can be an important driver of property values. It also is a metric typically evaluated by investors and analysts and is used by many of our peers to evaluate operating performance.

To determine individual performance, our Compensation Committee took into consideration the following 2024 key accomplishments of our NEOs:

Named Executive Officer	Key Accomplishments
Danny Prosky
•Actively engaged with institutional investors and key stakeholders to educate them regarding our ISHC business segment and healthcare industry trends to complete three successful equity offerings, which collectively raised a total of $1.36 billion in gross proceeds, and our NYSE listing in 2024, strengthening our financial position and market presence.
•Led management team’s success in achieving robust Normalized FFO growth and Same-Store NOI growth across our portfolio.
•Directed our capital allocation strategy to improve our leverage metrics, highlighted by the reduction in our Net Debt-to-Adjusted EBITDA ratio from 8.5x to 4.3x over the course of 2024.
•Negotiated and oversaw the accretive acquisition of the remaining minority membership interest in Trilogy Holdings held by our joint venture partner, providing our company with 100% ownership of Trilogy.
•Implemented plans to achieve our overall strategic goals, focusing on maximizing the value of our real estate portfolio and ensuring that each department within our company has the talent and resources necessary to succeed.

Named Executive Officer	Key Accomplishments
Danny Prosky — (Continued)
•Committed substantial time and effort mentoring, grooming and improving our investment and asset management teams and processes to strategically sell selective properties at attractive capitalization rates, improve the overall quality of the portfolio, increase Same-Store NOI and maintain high occupancy rates in the portfolio.
•Regularly communicated with, and provided updates to, our Board of Directors and coordinated management’s presentation to the Board on strategic initiatives and portfolio performance. Developed and maintained key external relationships with peers, material tenants, operators and other significant parties in the healthcare real estate space.

Brian S. Peay
•Led proactive initiatives to protect and enhance our balance sheet, liquidity and financial flexibility to support our business objectives.
◦Completed the February 2024 Offering, raising a total of $773 million in gross proceeds.
▪Assisted in the completion of multiple filings with the SEC of our Registration Statement on Form S-11 in preparation for the February 2024 Offering.
▪Prepared our earnings model for the use of sell-side analysts in connection with the February 2024 Offering.
▪Participated in multiple rounds of testing-the-waters and roadshow meetings with institutional investors to help them better understand our assets and growth strategies
◦Completed the September 2024 Offering, raising a total of $471 million in gross proceeds.
▪Proceeds used to acquire the remaining minority membership interest in Trilogy Holdings held by our joint venture partner.
▪Remaining proceeds used to pay down debt, improve liquidity and further de-lever our balance sheet.
◦Implemented the ATM Offering, raising a total of $120 million in gross proceeds as of December 31, 2024.
▪Executed at-the-market sales of our stock at attractive pricing to pay down debt, improve liquidity and further de-lever our balance sheet.
◦Coordinated debt paydowns with proceeds from the equity offerings and property dispositions to improve our balance sheet, financial ratios and capital structure.
▪Negotiated amendments to our unsecured revolving credit facility which included additional lenders being admitted to the facility, an increase in the notional amount, an increased term and covenant improvements.
•Participated in regular quarterly and ad hoc meetings with sell-side analysts and institutional investors, as well as multiple investor conferences and meetings to increase stakeholder engagement.
•Hired and trained a Vice President of Investor Relations & Capital Markets to enhance and streamline our messaging to the analyst and investor communities.

Named Executive Officer	Key Accomplishments
Gabriel M. Willhite
•Oversaw the operations of our real estate portfolio that achieved significant NOI growth in 2024, with an extensive focus on our ISHC and SHOP segments, which delivered 23.8% and 52.8% Same-Store NOI growth respectively, and 17.7% total portfolio Same-Store NOI growth in 2024.
•Contributed significantly to the execution of the February 2024 Offering, including leading our efforts in preparing testing-the-waters and roadshow marketing materials.
•Participated in extensive meetings with investors and research analysts throughout 2024, particularly in connection with the February 2024 Offering, including non-deal roadshows and other significant outreach initiatives.
•Contributed significantly to the successful execution of the September 2024 Offering.
•Served as chairman of the Board of Directors of Trilogy, our company’s single largest investment, and dedicated extensive time and attention to strategic initiatives that drove 23.8% Same-Store NOI growth from the ISHC segment in 2024.
•Completed the acquisition of the remaining minority membership interest of Trilogy Holdings held by our joint venture partner, providing our company with 100% ownership in Trilogy and avenues for continued growth at Trilogy.
•Oversaw the expansion of our ISHC portfolio by $82.4 million through new campus developments, expansions and additional investments in order to grow the Trilogy portfolio and further drive NOI growth and value creation.
•Oversaw our cybersecurity efforts and served as chairman of the Cybersecurity Incident Management Team.
•Oversaw improvements to our cybersecurity protocols, including our Cybersecurity Incident Management Plan.
•Oversaw significant improvements in our Human Resources department, including improvements in recruitment strategy, employee education and advancement and employee benefits.
•Led the establishment of our Employee Stock Purchase Plan to provide additional incentives for employees and enhance alignment between our employees and stockholders.
•Served as a member of our Investment Committee that evaluates all significant company investments and dispositions.

Stefan K.L. Oh
•Led our investment and asset management teams in strategic property dispositions totaling $151 million in gross proceeds, which resulted in:
◦mitigating potential downside risk through the sale of a leased skilled nursing portfolio;
◦the opportunistic sale of two OM buildings at above-market pricing; and
◦improved portfolio quality and NOI through the sale of three other non-core properties.
•Preserved our mezzanine investment in a Freddie Mac loan securitization by structuring and completing the loan assumption of two supporting loan pools that were in default.

Named Executive Officer	Key Accomplishments
Stefan K.L. Oh — (Continued)
•Expanded our portfolio through the acquisition of $139 million of SHOP and an OM joint venture interest that included:
◦19 SHOP acquired through the aforementioned loan assumptions;
◦an off-market SHOP in special servicing; and
◦the purchase of the remaining minority interest in an OM building.
•Collaborated with the asset management teams to manage risk and optimize portfolio performance through operator realignment, leasing initiatives and strategies to mitigate potential downside risks, including structuring and negotiating a lease blend-and-extend on a Massachusetts skilled nursing portfolio.
•Established and nurtured essential external relationships with peers, operators, tenants, capital market professionals and other important stakeholders within the healthcare real estate industry.

Mark E. Foster
•Actively contributed to our capital markets activities in 2024, including the February 2024 Offering, the September 2024 Offering and the ATM Offering, which collectively raised a total of $1.36 billion in gross proceeds.
•Oversaw the acquisition of the remaining minority interest in Trilogy Holdings held by our joint venture partner for a total cash purchase price of $258 million in September 2024.
•Oversaw legal and closing issues related to the upsizing of the 2024 Credit Agreement resulting in an increase in aggregate maximum borrowing capacity and maturity date extension.
•Led the drafting and implementation of several intercompany credit facilities resulting in significant savings to our company in interest expenses.
•Actively managed and reduced outside counsel legal expenses through fixed-fee arrangements, implementation of standard fee reductions and negotiation of legal fees.
•Significantly reduced transactional legal expenses through hiring a new real estate transactional attorney resulting in a material reduction in legal expenses and an expansion of in-house legal capabilities.
•Oversaw significant improvements to our legal operations, including enhanced litigation management, claims resolution, corporate policies and procedures, transactional form adoption, regulatory compliance and corporate governance matters.
•Actively engaged in material property acquisitions and dispositions and financing transactions.

Following the Compensation Committee’s review of individual performance during 2024 as described above, based on the collective efforts of each of the NEOs, the Compensation Committee determined that the individual performance component of the short-term incentive plan was achieved at target for each NEO.

Based on its assessment of our corporate performance and the NEO group’s individual performance and respective weightings described above, our Compensation Committee approved cash bonuses for 2024 in the following amounts:

2024 Cash Bonus
Named Executive Officer	Payout	As a % of Target
Danny Prosky	$1,012,500	135%
Brian S. Peay	$675,000	135%
Gabriel M. Willhite	$607,500	135%
Stefan K.L. Oh	$430,313	135%
Mark E. Foster	$333,450	135%
Long-Term Incentive Program (Equity-Based Compensation)
To encourage retention and alignment with our long-term growth and performance, our NEOs are entitled to receive equity-based compensation. In 2024, 50% of such equity-based awards were provided in the form of restricted stock units, or RSUs, subject to performance-based vesting, and the remaining 50% of such awards were RSUs subject only to time-based vesting restrictions. In order to increase the portion of NEO compensation with vesting tied to pre-established performance goals and further align the interests of our NEOs with those of our shareholders after our exchange listing, the Compensation Committee increased the weighting of performance-based RSUs from 25% in 2023 to 50% in 2024. Additionally, beginning in 2024, our Compensation Committee approved a change in our performance-based long-term incentive program such that the performance-based component of awards under the program will be based on total shareholder return relative to a performance peer group, rather than Normalized FFO, or NFFO (the performance metric applicable to the performance-based RSU awards granted in 2023 and which is now a component of our 2024 cash bonus program), as illustrated in the following graphic:

PRE-IPO 2023 LONG-TERM INCENTIVE PLAN	→	POST-IPO 2024 LONG-TERM INCENTIVE PLAN
100% Three-Year Relative NFFO vs. Peers		100% Three-Year Relative TSR vs. Peers

Our NEOs received the following equity awards in 2024:

	Equity Awards
Named Executive Officer	Time-Based RSUs (#) (1)	Performance-Based RSUs (#) (2)	Grant Date Value (3)
Danny Prosky	92,656	92,656	$2,699,996
Brian S. Peay	41,181	41,181	$1,200,014
Gabriel M. Willhite	29,170	29,170	$850,014
Stefan K.L. Oh	27,454	27,454	$800,010
Mark E. Foster	22,306	22,306	$649,996
(1)    The number of time-based RSUs granted to the NEOs was determined based on the value of the equity awards determined by our Compensation Committee, divided by the closing price of a share of our common stock on the NYSE on the date of grant. These time-based RSUs vest ratably over three years, subject to each NEO’s continued service through the applicable vesting date.
(2)    The number of performance-based RSUs subject to the award was determined based on the value of the equity awards determined by our Compensation Committee, assuming performance at the target level, divided by the closing price of a share of our common stock on the NYSE on the date of grant.
(3)    Reflects the value of the NEOs’ respective equity award determined by the Compensation Committee based on market data, consultation with FPC, NEO responsibilities and historical compensation practices and assuming performance at the target level.

The performance-based RSUs will cliff vest in the first quarter of 2027 (subject to continuous employment or provision of services through that vesting date), with the amount of RSUs then vesting to be based on our relative total shareholder return ranking over the three-year period ending December 31, 2026 versus a performance peer group comprised of: CareTrust REIT, Inc., Healthcare Realty Trust Incorporated, LTC Properties Inc., National Health Investors, Inc., Healthpeak Properties, Inc., Sabra Health Care REIT, Inc., Omega Healthcare Investors, Inc., Ventas, Inc. and Welltower, Inc., which peer group may be modified at the sole direction of our Board of Directors or Compensation Committee prior to the end of the three-year performance period to reflect changed circumstances such as the merger out of existence or significant portfolio modifications of such companies. Based on our relative total shareholder return, vesting may range from 50% of target to a maximum level of 200% of target, with no vesting for performance below threshold and linear interpolation for performance between levels.
See “Executive Compensation Tables and Related Information – Outstanding Equity Awards at Fiscal Year-End December 31, 2024” for further information regarding the 2024 long-term equity incentive awards.
2024 Listing Equity Awards
Upon the closing of the February 2024 Offering, we granted 972,222 Listing Equity Awards to our directors, executive officers and employees under our incentive plan. The Listing Equity Awards vest ratably over four years and are subject to continuous service through the vesting dates. The amounts granted to the NEOs were as follows:

Listing Equity Awards
Named Executive Officer	Restricted Shares of Common Stock (#)	Aggregate Grant Date Value
Danny Prosky	222,222	$2,915,553
Brian S. Peay	148,148	$1,943,702
Gabriel M. Willhite	125,926	$1,652,149
Stefan K.L. Oh	74,074	$971,851
Mark E. Foster	55,556	$728,895
LTIP Award Payouts
The table below outlines the long-term incentive earnings opportunities for the 2022-2024 performance period and the payouts that were approved for each of the NEOs at the Compensation Committee meeting on March 12, 2025:

2022 - 2024 Performance Level
Metric	Threshold	Target	Maximum	Performance Result	Performance Achievement vs. Target
Percentage change in modified FFO per share compared to peers (1)(2)	(250) bps	0 bps	250 bps	(67.82) bps	86.44% of Target
(1)    The performance-based RSUs cliff vested in the first quarter of 2025 (subject to continuous employment or provision of services through that vesting date), with the amount of RSUs vesting based on our modified FFO per share ranking over the three-year period ending December 31, 2024 versus a performance peer group comprised of: CareTrust REIT, Inc., Healthcare Realty Trust Incorporated, LTC Properties Inc., National Health Investors, Inc., Physicians Realty Trust, and Sabra Health Care REIT, Inc.
(2)    Modified FFO, or MFFO, is FFO further adjusted for the following items included in net income (loss): expensed acquisition fees and costs; amounts relating to deferred rent and amortization of above- and below-market leases and liabilities; accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income (loss); gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives, or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; impairment of goodwill; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.

The following table sets forth the target performance-based RSUs granted to each NEO and the number of performance-based RSUs earned based on the vesting level set forth above.

Named Executive Officer	Target Performance-Based RSUs (#)	Earned Performance-Based RSUs (#)
Danny Prosky	13,557	11,718
Brian S. Peay	5,084	4,394
Gabriel M. Willhite	2,542	2,197
Stefan K.L. Oh	2,203	1,904
Mark E. Foster	1,051	908
Risk Mitigation
Our executive compensation program is designed to achieve an appropriate balance between risk and reward that does not incentivize excessive risk-taking. Our Compensation Committee, in conjunction with FPC, conducts an annual risk assessment of our executive compensation program. As noted above, the Compensation Committee oversees, among other things, the assessment and management of risks related to our incentive compensation plans and equity-based incentive plan generally and whether our incentive compensation arrangements encourage excessive risk taking. We believe that our annual cash bonus program and equity compensation program contain appropriate risk mitigation factors, as summarized below:
•Balance of short-term and long-term incentives through annual cash bonuses and long-term equity compensation;
•A substantial portion of total compensation is in the form of long-term equity awards;
•A substantial portion of total compensation is based on achievement of performance objectives, through a combination of annual or multi-year performance. Furthermore, we incorporate both absolute and relative metrics by which to assess our performance;
•Three-year vesting based on continued service as of the vesting date; and
•Prohibition against hedging or pledging transactions.
Other Plans, Perquisites and Personal Benefits
Each of our NEOs is eligible to participate in our Executive Severance and Change in Control Plan, as described below, and in all of our compensatory and benefit plans on the same basis as our other employees, including our Employee Stock Purchase Plan. We provide an employer 50.0% matching contribution under our 401(k) profit sharing plan up to 5.0% of a participating employee’s contribution, including our NEO’s, taxable compensation, up to the Internal Revenue Service limitations for matching contributions.
Tax and Accounting Considerations
We have not provided or agreed to provide any of our executive officers or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Sections 280G and 4999 of the Internal Revenue Code provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional taxes. Section 409A also imposes additional significant taxes on the individual in the event that an employee, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Trading Policy and Hedging Practices
We have an Amended and Restated Insider Trading Compliance Policy governing the purchase, sale, and other dispositions of our securities by our directors, officers and employees, and by our company, that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards.
Our Amended and Restated Insider Trading Compliance Policy prohibits our directors and executive officers from entering into transactions that are designed as, or have the effect of, hedging or monetization transactions or similar arrangements with respect to our securities.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is currently composed of the independent directors listed as signatories to the below Compensation Committee Report. During 2024:
•none of our executive officers were a director of another entity where one of that entity’s executive officers served on our Compensation Committee;
•no member of our Compensation Committee was formerly an officer or employee of American Healthcare REIT or any of its subsidiaries;
•no member of our Compensation Committee entered into any transaction with American Healthcare REIT in which the amount involved exceeded $120,000;
•none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on our Compensation Committee; and
•none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the information required by Item 402(b) of Regulation S-K and contained in the Compensation Discussion and Analysis section of this proxy statement and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024.
Submitted by the Compensation Committee
of the Board of Directors:
Dianne Hurley (Chairwoman)
Marvin R. O’Quinn
Valerie Richardson
The preceding “Compensation Committee Report” shall not be deemed soliciting material or to be filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that American Healthcare REIT specifically incorporates it by reference into such filing.

EXECUTIVE COMPENSATION TABLES AND RELATED INFORMATION
2024 Summary Compensation Table
The following table sets forth a summary of all compensation earned, awarded or paid, as applicable, to our NEOs in the fiscal years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1)	All other compensation ($) (3)	Total ($) (4)
Danny Prosky Chief Executive Officer and President	2024	750,000	225,000	5,615,549	787,500	297,768	7,675,817
	2023	750,000	225,000	1,999,991	724,500	85,189	3,784,680
	2022	750,000	225,000	—	787,500	61,855	1,824,355
Brian S. Peay Chief Financial Officer	2024	500,000	150,000	3,143,716	525,000	189,645	4,508,361
	2023	475,000	142,500	849,998	458,850	58,601	1,984,949
	2022	475,000	142,500	—	498,750	51,011	1,167,261
Gabriel M. Willhite Chief Operating Officer	2024	450,000	135,000	2,502,163	472,500	162,766	3,722,429
	2023	425,000	127,500	849,998	410,550	52,409	1,865,457
	2022	384,000	127,500	—	446,250	35,366	993,116
Stefan K.L. Oh Chief Investment Officer	2024	425,000	95,625	1,771,861	334,688	112,041	2,739,215
	2023	400,000	90,000	400,005	289,800	41,803	1,221,608
	2022	400,000	130,000	—	195,000	39,487	764,487
Mark E. Foster Executive Vice President, General Counsel and Secretary	2024	380,000	74,100	1,378,891	259,350	74,905	2,167,246
	2023	360,000	70,200	375,010	226,044	17,265	1,048,519
	2022	135,000	70,200	156,248	245,700	4,261	611,409
(1)    Represents amount paid under the short-term incentive program for the fiscal years ended December 31, 2024, 2023 and 2022, with the portion in the Bonus column reflecting the individual component of the short-term incentive program and the portion in the Non-Equity Incentive Compensation column representing the formulaic payout based on the achievement of pre-established performance goals. See “Compensation Discussion & Analysis – Elements of Compensation – Short-Term Incentive Program (Cash Bonuses)” for more information.
(2)     The 2024 time-based RSUs and performance-based RSUs were awarded and granted in March 2024 under the 2015 Incentive Plan. The performance-based RSUs are calculated assuming target achievement (the most probable outcome at the time of grant) of the underlying performance condition at the time of grant. Assuming maximum achievement of the underlying performance condition at the time of grant, the grant date fair value of the 2024 performance-based RSUs granted to the NEOs would be as follows: Mr. Prosky, $2,699,996; Mr. Peay, $1,200,014; Mr. Willhite, $850,014; Mr. Oh, $800,010; and Mr. Foster, $649,996. See “Compensation Discussion & Analysis — Elements of Compensation — Long-Term Incentive Program (Equity-Based Compensation)” for additional information regarding these awards. The one-time Listing Equity Awards, which are also reflected in this column, were granted on February 9, 2024 in connection with the closing of the February 2024 Offering.

(3)    Amounts in the “All other compensation” column for 2024 consist of the following payments we paid to or on behalf of the NEOs in 2024:

Name	401(k) Contributions	Distributions Paid on Awards
Danny Prosky	$8,242	$289,526
Brian S. Peay	$8,358	$181,287
Gabriel M. Willhite	$8,366	$154,400
Stefan K.L. Oh	$8,443	$103,598
Mark E. Foster	$7,731	$67,174
(4)    As the Listing Equity Awards were non-recurring in nature, the Summary Compensation Table values for 2024 are significantly higher than those in 2023. Excluding the Listing Equity Awards and the distributions paid with respect to such awards, the 2024 total compensation would be as follows for the Named Executive Officers: Mr. Prosky, $4,593,598; Mr. Peay, $2,453,548; Mr. Willhite, $1,975,836; Mr. Oh, $1,711,809; and Mr. Foster, $1,396,684. We are providing this supplemental Total by subtracting the grant date fair value of the Listing Equity Awards and the value of any distributions paid with respect to such awards from the “Total” column. This supplemental Total differs from, and is not a substitute for, the amounts reported in the “Total” column, as calculated pursuant to the Summary Compensation Table rules.
2024 Grants of Plan-Based Awards
The following table summarizes all grants of plan-based awards made to our NEOs in 2024.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other stock awards: Number of shares of stock or units (#) (3)(4)	Grant date fair value of stock and option awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Danny Prosky	—	—	86,625	525,000	787,500	—	—	—	—	—
	2/9/2024	1/24/2024	—	—	—	—	—	—	222,222	2,915,553
	3/25/2024	3/25/2024	—	—	—	—	—	—	92,656	1,349,998
	3/25/2024	3/25/2024	—	—	—	46,328	92,656	185,312	—	1,349,998
Brian S. Peay	—	—	57,750	350,000	525,000	—	—	—	—	—
	2/9/2024	1/24/2024	—	—	—	—	—	—	148,148	1,943,702
	3/25/2024	3/25/2024	—	—	—	—	—	—	41,181	600,007
	3/25/2024	3/25/2024	—	—	—	20,591	41,181	82,362	—	600,007
Gabriel M. Willhite	—	—	51,975	315,000	472,500	—	—	—	—	—
	2/9/2024	1/24/2024	—	—	—	—	—	—	125,926	1,652,149
	3/25/2024	3/25/2024	—	—	—	—	—	—	29,170	425,007
	3/25/2024	3/25/2024	—	—	—	14,585	29,170	58,340	—	425,007
Stefan K.L. Oh	—	—	36,816	223,125	334,688	—	—	—	—	—
	2/9/2024	1/24/2024	—	—	—	—	—	—	74,074	971,851
	3/25/2024	3/25/2024	—	—	—	—	—	—	27,454	400,005
	3/25/2024	3/25/2024	—	—	—	13,727	27,454	54,908	—	400,005
Mark E. Foster	—	—	28,529	172,900	259,350	—	—	—	—	—
	2/9/2024	1/24/2024	—	—	—	—	—	—	55,556	728,895
	3/25/2024	3/25/2024	—	—	—	—	—	—	22,306	324,998
	3/25/2024	3/25/2024	—	—	—	11,153	22,306	44,612	—	324,998
(1)    Represents bonus opportunities for 2024 corporate performance under the short-term incentive program as approved by the Compensation Committee on March 25, 2024. The actual amount awarded was determined based on the achievement of certain performance measures as described under “Short-Term Incentive Program (Cash Bonuses)” on page 27 of this proxy statement. The awards earned for such performance in 2024 were paid in February 2025, as shown in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table on page 37. Excluded from these columns is the discretionary portion of the 2024 bonus program, which are reflected in the “Bonus” column in the 2024 Summary Compensation Table.

(2)    Represents performance-based RSUs that will cliff vest in the first quarter of 2027 (subject to continuous employment or provision of services through that vesting date), with the amount of RSUs then vesting to be based on our relative total shareholder return ranking over the three-year period ending December 31, 2026 versus a company peer group. The grant date fair value was measured based on the achievement of total shareholder return ranking at the target level (the most probable outcome as of the grant date).
(3)    Represents time-based RSUs granted on March 25, 2024, which will vest in equal annual installments, with the first one-third installment vested on March 25, 2025, the second one-third installment vesting on March 25, 2026 and the final one-third installment vesting on March 25, 2027 (subject to continuous employment or provision of services through each vesting date).
(4)    Represents the Listing Equity Awards, restricted stock awards granted on February 9, 2024, which vest in equal annual installments on each of the first four anniversaries of the grant date (generally subject to continuous employment or provision of services through each vesting date).
Outstanding Equity Awards at Fiscal Year-End December 31, 2024
The following table presents information about our NEOs’ outstanding equity awards as of December 31, 2024. The market value of such outstanding equity awards is based on the closing price of shares of our common stock on the NYSE as of December 31, 2024 at $28.42.

Name	Stock awards
	Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units that have not vested (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (2)
Danny Prosky	358,444	$10,186,978	193,273	$5,492,819
Brian S. Peay	207,259	$5,890,301	85,745	$2,436,873
Gabriel M. Willhite	170,829	$4,854,960	61,723	$1,754,168
Stefan K.L. Oh	109,802	$3,120,573	56,500	$1,605,730
Mark E. Foster	85,793	$2,438,237	46,105	$1,310,304
(1)    Represents (a) in the case of Mr. Foster, restricted shares of common stock that vested in three equal annual installments, with the first one-third installment vested on January 1, 2023, the second one-third installment vested on January 1, 2024 and the final one-third installment vested on January 1, 2025 (1,051 restricted shares) (subject to continuous employment or provision of services through each vesting date), (b) time-based RSUs that vested in equal installments, with the first one-third installment vested on April 3, 2023, the second one-third installment vested on April 3, 2024 and the final one-third installment vested on April 3, 2025 (Mr. Prosky, 31,848 RSUs, Mr. Peay, 13,536 RSUs, Mr. Willhite, 13,536 RSUs, Mr. Oh, 6,370 RSUs, and Mr. Foster, 5,972 RSUs) (subject to continuous employment or provision of services through each vesting date), (c) time-based RSUs that will vest in equal installments, with the first one-third installment vested on March 25, 2025, the second one-third installment vesting on March 25, 2026, and the final one-third installment vesting on March 25, 2027 (Mr. Prosky, 92,656 RSUs, Mr. Peay, 41,181 RSUs, Mr. Willhite, 29,170 RSUs, Mr. Oh, 27,454 RSUs, and Mr. Foster, 22,306 RSUs), subject to continuous employment or provision of services through each vesting date, and (d) time-based restricted stock that will vest in four equal installments, with the first one-installment vested on February 9, 2025, the second installment vesting on February 9, 2026, the third installment vesting on February 9, 2027, and the fourth installment vesting on February 9, 2028 (Mr. Prosky, 222,222 RSUs, Mr. Peay, 148,148 RSUs, Mr. Willhite, 125,926 RSUs, Mr. Oh, 74,074 RSUs, and Mr. Foster, 55,556 RSUs), subject to continuous employment or provision of services through each vesting date. Also included in this column are the performance-based RSUs that cliff vested in the first quarter of 2025 (subject to continuous employment or provision of services through that vesting date), based on our MFFO performance during the 2022-2024 performance period (Mr. Prosky, 11,718 RSUs, Mr. Peay, 4,394 RSUs, Mr. Willhite, 2,197 RSUs, Mr. Oh, 1,904 RSUs, and Mr. Foster, 908 RSUs).
(2)    Represents (a) performance-based RSUs that will cliff vest in the first quarter of 2026 (subject to continuous employment or provision of services through that vesting date), which RSUs are scheduled to vest based on our Normalized FFO performance (Mr. Prosky, 15,923 RSUs, Mr. Peay, 6,767 RSUs, Mr. Willhite, 6,767 RSUs, Mr. Oh,

3,185 RSUs, and Mr. Foster, 2,986 RSUs, each reflected at target in this footnote), and (b) performance-based RSUs that will cliff vest in the first quarter of 2027 (subject to continuous employment or provision of services through that vesting date), which RSUs are scheduled to vest based on total shareholder return ranking as compared to a selected peer group (Mr. Prosky, 92,656 RSUs, Mr. Peay, 41,181 RSUs, Mr. Willhite, 29,170 RSUs, Mr. Oh, 27,454 RSUs, and Mr. Foster, 22,306 RSUs, each reflected at target in this footnote).
2024 Option Exercises and Stock Vested
The following table sets forth, for each of our NEOs, the number of shares of our common stock that vested in 2024 as well as the value of those shares upon vesting. The value realized upon vesting is based on the closing price of shares of our common stock on the NYSE on the vesting date.

Name	Stock Awards
	Number of shares acquired on vesting (#)	Value realized on vesting
Danny Prosky	29,481	$566,706
Brian S. Peay	29,138	$656,674
Gabriel M. Willhite	27,926	$625,474
Stefan K.L. Oh	22,674	$533,464
Mark E. Foster	4,036	$74,732
Potential Payments Upon Termination or Change in Control
We maintain our Executive Severance and Change in Control Plan, or our severance plan, for the purpose of providing severance and change-of-control protections to certain key employees, including our NEOs. As described below, our severance plan provides our NEOs with, among other things, base salary, bonus and certain other payments at, following and/or in connection with certain terminations of employment or a change in control involving American Healthcare REIT. As used below, the terms “Cause,” “Change in Control,” “Disability” and “Good Reason” shall have the respective meanings set forth in our severance plan.
Termination Without Cause or Resignation for Good Reason
Under our severance plan, in the event a participant is terminated without Cause or resigns for Good Reason, such participant will be entitled to receive the following, including any accrued obligations entitled to such participant:
•a severance payment in an amount equal to (a) 2.0 if the participant is the Chief Executive Officer of American Healthcare REIT, 1.5 if the participant is the Executive Chairman, Chief Operating Officer, Chief Financial Officer, Head of Acquisitions/Chief Investment Officer, or General Counsel of American Healthcare REIT, or 1.0 if the participant holds another position; multiplied by (b) the sum of: (i) such participant’s base salary, plus (ii) such participant’s average cash bonus for the three most recent years completed prior to the termination, payable in equal installments in accordance with our normal payroll practices, commencing 60 days following the termination date;
•for a period of time ending on the earlier to occur of (i) the completion of the applicable severance period as provided in our severance plan, and (ii) the date on which the participant becomes eligible to receive healthcare coverage from a subsequent employer, medical coverage through our group medical plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, at the same levels as would have applied if the participant’s employment had not been terminated or reimbursement of the cost of such medical coverage;
•any retention equity grants granted to the participant that are unvested as of the termination date shall vest and, if applicable, become exercisable and any other unvested restricted stock or other equity awards issued to the participant under the 2015 Incentive Plan or otherwise by us that are outstanding on the termination date and that vest solely based on the passage of time (each, a “Time-Based Award”) shall vest and become exercisable, if applicable, as to the number of shares subject to such award that would have vested over the 12-month period following the termination date had the participant remained employed; and
•any performance-based vesting award issued to the participant under the 2015 Incentive Plan or otherwise by us (each, a “Performance-Based Award”) that remains outstanding on the termination date shall remain outstanding and eligible to be earned following the completion of the performance period based on the actual achievement of applicable performance goals, and to the extent earned (if at all) shall vest on a pro rata basis based on the number of days the participant remained employed from the commencement of the performance period through the termination date.
Death or Disability
In the event that a participant’s employment is terminated due to death or Disability, such participant will be entitled to receive the following, including any accrued obligations entitled to such participant:
•an amount equal to 0.5 multiplied by such participant’s base salary, which amount shall be paid to the participant (or, if applicable, the participant’s beneficiary or to such participant’s estate, if a participant fails to make a beneficiary designation), in equal installments in accordance with our normal payroll practices for a period of six months after the termination date starting within 60 days following the termination date;
•the participant’s annual cash performance bonus for the year in which the termination date occurs, as determined by our Compensation Committee based on target performance for the performance period and pro-rated for the number of days from the performance period commencement to the termination date, payable at its normal time (but in no event later than March 15 of the year following the year in which the termination date occurs);
•all unvested Time-Based Awards shall vest and become exercisable, if applicable, as to the number of shares subject to such award that would have vested (and become exercisable) over the 12-month period following the termination date had the participant remained employed; and
•any Performance-Based Awards shall remain outstanding and eligible to be earned following the completion of the performance period based on the actual achievement of applicable performance goals and, to the extent earned (if at all), shall vest on a pro rata basis based on the number of days the participant remained employed from the commencement of the performance period through the termination date.
Change in Control without Termination
In the event a Change in Control occurs:
•any Time-Based Award that is then outstanding shall vest and, if applicable, become exercisable immediately prior to the Change in Control subject to the participant’s continued employment until immediately prior to such Change in Control; and
•any Performance-Based Award that is then outstanding and that is not continued, converted, assumed or replaced with a substantially similar award by us or a successor entity in connection with the Change in Control (in each case, such award being considered “Assumed”), shall vest and, if applicable, become exercisable immediately prior to the Change in Control based on actual achievement of the applicable performance goals through the date of the Change in Control, as determined in the sole discretion of our Compensation Committee prior to consummation of the Change in Control.
Change in Control Followed by Termination Without Cause or Resignation for Good Reason
In the event a Change in Control occurs and, during the period beginning on the date of the Change in Control and continuing through the twelve (12) month period following such Change in Control, a participant is terminated without Cause (other than by reason of the death or Disability of such participant) or a participant resigns for Good Reason, such participant shall be entitled to receive each of the following, including any accrued obligations entitled to such participant:
•a Change in Control severance payment, in an amount equal to (a) 2.5 if the participant is the Chief Executive Officer of American Healthcare REIT, or 2.0 if the participant is not the Chief Executive Officer of American Healthcare REIT, multiplied by (b) the sum of (i) the participant’s base salary; plus (ii) the participant’s average cash bonus for the three most recent years completed prior to the termination, which amount shall be paid to the participant in a lump sum within 60 days following the termination date;
•continuing medical coverage or a corresponding payment as described above under “Termination Without Cause or Resignation for Good Reason”; and
•any Performance-Based Award that was Assumed in connection with such Change in Control and that remains unvested on the termination date shall, to the extent such award remains subject to performance-based vesting as of the termination date, remain outstanding and eligible to be earned following the completion of the performance period based on the actual achievement of applicable performance goals, and to the extent earned (if at all) shall vest on a pro rata basis based on the number of days the participant remained employed from the commencement of the performance period through the termination date.
The following table presents the amount of compensation payable to each of our NEOs as if the triggering termination event described above and pursuant to our severance plan, or a change in control without a termination, had occurred on December 31, 2024.

Name	Benefit	Termination Without Cause or Resignation for Good Reason ($)	Death or Disability ($)	Change in Control without Termination ($) (2)	Termination Without Cause or Resignation for Good Reason within 12 months following Change in Control ($)
Danny Prosky	Severance Payment	3,483,000	1,125,000	—	4,353,750
	Medical Coverage (1)	57,178	—	—	71,472
	Accelerated Vesting of Time-Based Awards	2,909,185	2,909,185	9,853,953	9,853,953
	Accelerated or Continued Vesting of Performance- Based Awards (3)	1,405,043	1,405,043	3,424,348	1,405,043
Brian S. Peay	Severance Payment	1,708,800	750,000	—	2,278,400
	Medical Coverage (1)	33,054	—	—	44,071
	Accelerated Vesting of Time-Based Awards	1,635,059	1,635,059	5,765,423	5,765,423
	Accelerated or Continued Vesting of Performance- Based Awards (3)	592,113	592,113	1,489,625	592,113
Gabriel M. Willhite	Severance Payment	1,534,650	675,000	—	2,046,200
	Medical Coverage (1)	140	—	—	187
	Accelerated Vesting of Time-Based Awards	1,363,364	1,363,364	4,792,521	4,792,521
	Accelerated or Continued Vesting of Performance- Based Awards (3)	424,993	424,993	1,084,801	424,993
Stefan K.L. Oh	Severance Payment	1,205,056	531,250	—	1,606,742
	Medical Coverage (1)	42,883	—	—	57,178
	Accelerated Vesting of Time-Based Awards	876,871	876,871	3,066,461	3,066,461
	Accelerated or Continued Vesting of Performance- Based Awards (3)	337,050	337,050	925,767	337,050
Mark E. Foster	Severance Payment	1,042,797	437,000	—	1,390,396
	Medical Coverage (1)	32,833	—	—	43,778
	Accelerated Vesting of Time-Based Awards	720,760	720,760	2,412,432	2,412,432
	Accelerated or Continued Vesting of Performance- Based Awards (3)	260,047	260,047	745,031	260,047

(1)    Represents the cost of medical insurance coverage for each NEO at the same annual level as in effect immediately preceding December 31, 2024 for a period of time equal to the applicable multiple set forth in our severance plan. Such amounts are paid in equal installments over an annual period equal to the respective severance multiple (i.e., 2.5 years, 2 years, 1.5 years or 1 year). A lesser amount may be due if the NEO becomes eligible to receive healthcare coverage from a subsequent employer.
(2)    Amounts in this column represent the value of accelerated vesting of time-based RSUs, and with respect to the performance-based RSUs, further assumes that such RSUs are not continued, converted, assumed or replaced in connection with the change in control.
(3)    In order to calculate the value of the accelerated or continued vesting of performance-based awards for the purpose of this table, for performance-based awards for which the performance period has not yet been completed, we have assumed target performance.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, presented below is the ratio of annual total compensation of our Chief Executive Officer, or CEO, to the annual total compensation of our median employee (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.
To identify the “median employee” from our employee population, we determined the annual total compensation of each of our employees as of December 31, 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We annualized base wages of any permanent employees who were employed for less than the full year or on unpaid leave during 2024, and we did not otherwise annualize or make any cost-of-living or other adjustments to employee compensation. Our employee population, including all full- and part-time employees, as of December 31, 2024 consisted of approximately 114 individuals, all of whom were located in the United States.
For 2024, our last completed fiscal year, annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $7,675,817 as disclosed on page 37. The 2024 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $137,540. Based on this information, the ratio of our CEO's annual total compensation to our median employee's annual total compensation for fiscal year 2024 is 55.8 to 1. Excluding the impact of the Listing Equity Awards and related distributions, which were non-recurring in nature, for 2024, the annual total compensation for our CEO was $4,593,598, and our median employee’s annual total compensation was $137,540, and the adjusted ratio of CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year is 33.4 to 1. This adjusted ratio is being provided for additional context and should not be viewed as a substitute for the SEC calculated CEO pay ratio. The SEC's rules for calculating the required pay ratio permit companies to use reasonable estimates and assumptions in their methodologies, and companies have different employee populations and compensation practices. As a result, pay ratios reported by other companies may not be comparable to the pay ratio reported above.

Pay v. Performance Table
The following table sets forth information regarding our company’s performance and the “compensation actually paid” to our Named Executive Officers, as calculated in accordance with SEC disclosure rules:

Year (1)	Summary Compensation Table Total for PEO ($) (2)	Compensation Actually Paid to PEO ($) (3)	Average Summary Compensation Table Total for Non- PEO Named Executive Officers ($) (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($) (3)	Value of Initial Fixed $100 Investment Based On: (4)		Net Loss ($)	Normalized FFO ($) (5)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)
2024	7,675,817	15,367,346	3,284,313	6,207,563	226.64	140.07	(35,600,000)	184,922,000
2023	3,784,680	2,972,331	1,530,133	1,236,182	N/A	N/A	(76,887,000)	92,368,000
2022	1,824,355	2,343,335	884,068	991,621	N/A	N/A	(73,383,000)	131,934,000
2021	2,398,043	2,398,043	1,235,471	1,235,471	N/A	N/A	(53,269,000)	78,153,000
(1)    The Principal Executive Officer, or PEO, for each of the applicable years was Danny Prosky. Mr. Hanson served as our Chief Executive Officer and Chairman of the Board of Directors from January 2015 until October 2021. However, Mr. Hanson only received compensation from us in 2021 for his role as Executive Chairman of the Board of Directors, a position he held from October 2021 until June 2022. The non-PEO NEOs for each of the applicable years were as follows:
•2022-2024: Brian S. Peay, Gabriel M. Willhite, Stefan K.L. Oh and Mark E. Foster
•2021: Brian S. Peay, Jeffrey T. Hanson, Mathieu B. Streiff, Stefan K.L. Oh and Gabriel M. Willhite

Compensation amounts for 2021 reflect compensation paid to our executive officers for the period from October 1, 2021 through December 31, 2021. Until October 1, 2021, our executive officers were officers of our former advisor and affiliates and were compensated by such entities for their services to us.
(2)    Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable period in the case of Mr. Prosky, and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable period for our NEOs for the applicable year other than the principal executive officer for such years.
(3)    To calculate “Compensation Actually Paid,” adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Prosky and for the average of the other NEOs is set forth following the footnotes to this table.
(4)    There was no public market for our common stock, and, thus, no total shareholder return value can be calculated for periods prior to February 9, 2024. Pursuant to the rules of the SEC, for 2024, the comparison assumes that $100 was invested with respect to our common stock on February 9, 2024. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)    As noted the “Compensation Discussion and Analysis” section above, Normalized FFO represents a key component of our executive compensation program, with Normalized FFO representing 34% of the weighting of the corporate portion of the annual cash bonus program. Please see page 28 in the “Compensation Discussion and Analysis” section for information regarding how we calculate Normalized FFO for our incentive program.

Reconciliation of Compensation Actually Paid Adjustments

Year	Summary Compensation Table Total ($)(a)	Minus Change in Accumulated Benefits Under Defined Benefit and Actuarial Pension Plans ($)(b)	Plus Service Costs Under Defined Benefit and Actuarial Pension Plans ($)(c)	Minus Grant Date Fair Value of Stock Option and Stock Awards Granted in Fiscal Year ($)(d)	Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Option and Stock Awards Granted in Fiscal Year ($)(e)	Plus/ (Minus) Change in Fair Value of Outstanding and Unvested Stock Option and Stock Awards Granted in Prior Fiscal Years ($)(f)	Plus Fair Value at Vesting of Stock Option and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year ($)(g)	Plus/ (Minus) Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Years for which Applicable Vesting Conditions Were Satisfied During Fiscal Year ($)(h)	Minus Fair Value as of Prior Fiscal Year- End of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($)(i)	Equals Compensation Actually Paid ($)
PEO
2024	7,675,817	—	—	(5,615,549)	14,215,400	(560,997)	—	(347,325)	—	15,367,346
2023	3,784,680	—	—	(1,999,991)	1,500,009	(234,279)	—	(78,088)	—	2,972,331
2022	1,824,355	—	—	—	—	515,184	—	3,796	—	2,343,335
2021	2,398,043	—	—	(2,000,003)	2,000,003	—	—	—	—	2,398,043
Other NEOs (Average) (j)
2024	3,284,313	—	—	(2,199,158)	5,428,483	(123,661)	—	(182,414)	—	6,207,563
2023	1,530,133	—	—	(618,753)	464,069	(125,113)	—	(14,154)	—	1,236,182
2022	884,068	—	—	(39,062)	48,828	97,099	—	688	—	991,621
2021	1,235,471	—	—	1,022,340	1,022,340	—	—	—	—	1,235,471
(a)    Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other NEOs, amounts shown represent averages.
(b)    Represents the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans reported in the Summary Compensation Table for the indicated fiscal year.
(c)    Represents the sum of the actuarial present value of the benefits under all defined benefit and actuarial pension plans attributable to services rendered during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(d)    Represents the grant date fair value of the stock option and stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(e)    Represents the fair value as of the indicated fiscal year-end of the outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(f)    Represents the change in fair value during the indicated fiscal year of each option award and stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(g)    Represents the fair value at vesting of the option awards and stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(h)    Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(i)    Represents the fair value as of the last day of the prior fiscal year of the option award and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(j)    See footnote 1 above for the non-PEO NEOs included in the average for each year.
Description of Relationship between Executive Compensation Actually Paid and Company Performance
We are required to describe the relationship between the “Compensation Actually Paid,” or CAP, as calculated in accordance with the SEC disclosure rules, and various financial performance measures, including total shareholder return. There was no public market for our common stock prior to February 9, 2024, and as such, no total shareholder return value can be calculated for our company for any year prior to 2024. For February 9, 2024 through December 31, 2024, the cumulative total shareholder return on a fixed initial investment of $100 in the company and our peer group was $226.64 and $140.07, respectively. Our compensation actually paid for our CEO and other NEOs increased by 417.0% and 402.2%, respectively, from December 31, 2023 to December 31, 2024.
The charts below show Mr. Prosky’s and the average of our other NEOs’ pay compared to our net loss and Normalized FFO (in millions):

Performance Measures Used to Link Company Performance and Compensation Actually Paid to the NEOs
The following is a list of financial performance measures, which in our assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2024. Please see the “Compensation Discussion & Analysis” for a further description of the metrics used in our company’s executive compensation program.

•Total Shareholder Return
•Normalized FFO per Share
•Net Debt-to-Adjusted EBITDA
•Same-Store NOI Growth

COMPENSATION OF DIRECTORS
Director Compensation
If a director is also one of our employees, we do not pay any additional compensation to that person for services rendered as a director. Our director compensation program is designed with the goals of attracting and retaining highly qualified individuals to serve as directors and to fairly compensate them for their time and efforts. For the year ended December 31, 2024, our independent directors received the following forms of compensation:

2024 Annual Director Compensation	2024 Additional Annual Compensation

$95,000
$85,000
Annual Cash Compensation
Annual Equity Compensation

	Lead Independent Director	$ 100,000

Audit Committee
	Chair	$ 20,000
	Member	$ 5,000

Compensation Committee
	Chair	$ 12,500
	Member	—

Nominating & Corporate Governance Committee
	Chair	$ 12,500
	Member	—
________
Our independent directors are also reimbursed for out-of-pocket expenses incurred in connection with attendance at Board meetings or Board Committee meetings. Such reimbursement is paid monthly. Our independent directors do not receive other benefits from us.
In addition to the compensation above, our non-employee directors also received restricted stock awards as Listing Equity Awards, resulting in the grant of 7,407 shares of restricted stock to each of our non-employee directors, other than Mr. Prosky. The restricted stock awards granted to our directors will vest on the same terms and conditions as the Listing Equity Awards granted to our employees, vesting in 25% increments on each of the first four anniversaries of the February 9, 2024 completion date of the February 2024 Offering, subject to the grantee’s continuous service through the applicable vesting date.
The following table sets forth certain information with respect to our director compensation for the year ended December 31, 2024:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jeffrey T. Hanson (4)	185,000	192,159	8,580	385,739
Danny Prosky (4)	—	—	—	—
Mathieu B. Streiff (4)	85,000	192,159	8,580	285,739
Scott A. Estes	110,000	192,159	10,391	312,550
Brian J. Flornes	102,500	192,159	21,923	316,582
Dianne Hurley	102,250	192,159	21,923	316,582
Marvin R. O’Quinn	85,000	192,159	9,558	286,717
Valerie Richardson	85,000	192,159	9,558	286,717
Wilbur H. Smith III	85,000	192,159	21,923	299,082
________
(1)    Amounts reported in this column represent the annual retainer fees received by each individual who served as a non-employee director during 2024.

(2)    Amounts reported in this column represent the grant date fair value of the awards granted to the non-employee directors during the year ended December 31, 2024, as determined in accordance with Financial Accounting Standards Board ASC, Topic 718, Compensation — Stock Compensation, or FASB ASC Topic 718. The following table shows the aggregate number of nonvested shares of our restricted common stock held by each non-employee director as of December 31, 2024:

Director	Nonvested Shares of Our Restricted Common Stock (#)
Hanson	11,017
Prosky	—
Streiff	11,017
Estes	11,017
Flornes	11,017
Hurley	11,017
O’Quinn	11,017
Richardson	11,017
Smith	11,017
(3)Amounts reported in this column reflect the dollar value of distributions paid in connection with the stock awards granted to our independent directors or non-employee directors.
(4)Messrs. Hanson, Prosky and Streiff are not independent directors.

EQUITY COMPENSATION PLAN INFORMATION
We adopted the 2015 Incentive Plan, pursuant to which our Board of Directors or a committee of our independent directors may make grants of options, restricted shares of common stock, stock purchase rights, stock appreciation rights or other awards to our independent directors, employees and consultants. The maximum number of shares of our common stock that may be issued pursuant to the 2015 Incentive Plan is 4,000,000. In addition, at our 2024 Annual Meeting, our stockholders adopted the American Healthcare REIT, Inc. Employee Stock Purchase Plan, or the ESPP. The maximum number of shares of our common stock that may be issued pursuant to the ESPP is 1,000,000. The following table provides information regarding the 2015 Incentive Plan and ESPP as of December 31, 2024:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance (#)
Equity compensation plans approved by security holders	959,606	(1)	—	2,717,716	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	959,606			2,717,716
________
(1)Reflects performance-based and time-based RSUs representing the right to receive shares of our common stock upon vesting. The number set forth in the table above reflects the maximum number of shares of our common stock potentially issuable upon vesting. These performance-based and time-based RSUs do not have voting rights. The performance-based RSUs will cliff vest in the first quarter of 2026 and 2027 (subject to continuous employment or provision of services through that vesting date) with the amount vesting depending on meeting certain key performance criteria as further described in this proxy statement and in the 2015 Incentive Plan. The time-based RSUs will vest 33.33% annually over three years (subject to continuous employment from the vesting commencement date through each vesting date). For details regarding our grants under the incentive plan of time-based restricted common stock to our executive officers, key employees and independent directors, see the “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Incentive Program (Equity-Based Compensation)” and “Compensation of Directors” sections above.
(2)Includes 1,000,000 shares available under our ESPP. The ESPP provides the opportunity for eligible employees to acquire shares of our common stock at a 15% discount.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of March 27, 2025, the number of shares of our common stock and limited operating partnership units, or OP Units, beneficially owned by (1) any person who is known by us to be the beneficial owner of more than 5.0% of any class of the outstanding shares of our common stock; (2) our directors; (3) our named executive officers; and (4) all of our directors and executive officers as a group. The percentages of common stock beneficially owned include an aggregate of 158,691,084 shares of our common stock outstanding as of March 27, 2025 and excludes an aggregate of 2,004,216 Units outstanding and held by third parties as of March 27, 2025. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days. The address for each of the beneficial owners named in the following table, unless otherwise stated, is 18191 Von Karman Avenue, Suite 300, Irvine, California 92612.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (#)	Number of OP Units Beneficially Owned (#)		Percentage of All Common Stock
The Vanguard Group (2) 100 Vanguard Blvd., Malvern, PA 19355	15,357,331	—		9.7%
BlackRock, Inc. (3) 50 Hudson Yards, New York, NY 10001	15,115,566	—		9.5%
Principal Real Estate Investors, LLC (4) 801 Grand Avenue, Des Moines, IA 50392	11,836,458	—		7.5%
Wellington Management Company LLP (5) 280 Congress Street, Boston, MA 02210	10,223,337	—		6.4%
Danny Prosky (6)	529,371	1,268,643	(7)	*
Brian S. Peay (8)	177,444	—		*
Gabriel M. Willhite (9)	147,426	—		*
Stefan K.L. Oh (10)	99,531	—		*
Mark E. Foster (11)	61,891	—		*
Jeffrey T. Hanson	124,919	1,268,643	(7)	*
Mathieu B. Streiff	186,737	1,268,643	(7)	*
Scott A. Estes	15,853	—		*
Brian J. Flornes	27,384	—		*
Dianne Hurley	28,401	—		*
Marvin R. O’Quinn	15,020	—		*
Valerie Richardson	15,020	—		*
Wilbur H. Smith III	29,337	—		*
All directors and executive officers as a group (13 persons)	1,458,334	1,268,643		*
_________
* Represents less than 1.0% of our outstanding common stock.
(1)Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants or similar rights held by the respective person or group that may be exercised within 60 days following March 27, 2025. To our knowledge, except as otherwise indicated by footnote (2) and (3), and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)Beneficial share ownership information is given as of December 31, 2024 and was obtained from a Schedule 13G/A filed with the SEC on January 8, 2025 by The Vanguard Group. According to the Schedule 13G/A, The Vanguard Group has shared voting power over 202,057 shares of our common stock, sole dispositive power over 15,008,437 shares of our common stock and shared dispositive power over 348,894 shares of our common stock.

(3)    Beneficial share ownership information is given as of December 31, 2024 and was obtained from a Schedule 13G/A filed with the SEC on February 5, 2025 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power of 14,717,932 shares of our common stock and sole dispositive power over 15,115,566 shares of our common stock.
(4)    Beneficial share ownership information is given as of December 31, 2024 and was obtained from a Schedule 13G filed with the SEC on February 10, 2025 by Principal Real Estate Investors, LLC. According to the Schedule 13G, Principal Real Estate Investors, LLC has shared voting power over 11,836,458 shares of our common stock and shared dispositive power over 11,836,458 shares of our common stock.
(5)    Beneficial share ownership information is given as of December 31, 2024 and was obtained from a Schedule 13G/A filed with the SEC on February 10, 2025 by Wellington Management Group, LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. According to the Schedule 13G, each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP has shared voting power over 8,010,993 shares of our common stock and shared dispositive power over 10,223,337 shares of our common stock, and Wellington Management Company LLP has shared voting power over 7,676,492 shares of our common stock and shared dispositive power over 9,089,731 shares of our common stock.
(6)    Excludes (a) 140,432 shares of common stock underlying unvested time-based RSUs and (b) 342,632 shares of common stock underlying unvested performance-based RSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above).
(7)    Represents OP Units held by AHI Group Holdings, which may be redeemed for shares of our common stock on a one-for-one basis. Voting and investment determinations with respect to the securities held by AHI Group Holdings are made by Danny Prosky, Jeffrey T. Hanson and Mathieu B. Streiff. Accordingly, each of the individuals named herein may be deemed to share beneficial ownership of the securities held of record by AHI Group Holdings.
(8)    Excludes (a) 58,808 shares of common stock underlying unvested time-based RSUs and (b) 145,068 shares of common stock underlying unvested performance-based RSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above).
(9)    Excludes (a) 42,662 shares of common stock underlying unvested time-based RSUs and (b) 104,768 shares of common stock underlying unvested performance-based RSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above).
(10)    Excludes (a) 36,748 shares of common stock underlying unvested time-based RSUs and (b) 91,798 shares of common stock underlying unvested performance-based RSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above).
(11)    Excludes (a) 28,878 shares of common stock underlying unvested time-based RSUs and (b) 72,626 shares of common stock underlying unvested performance-based RSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above).
None of the above shares have been pledged as security.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policy and Procedures with Respect to Related Person Transactions
Related party transactions are transactions in which we are a participant where the amount involved exceeds $120,000 and a member of our Board or Directors, an executive officer, or a holder of more than 5.0% of our voting securities (or an immediate family member of any of the foregoing) has a direct or indirect material interest. We have adopted a written statement of policy regarding transactions with related parties. Our related party transaction policy requires all “related party transactions” to be promptly disclosed to our general counsel. All related party transactions must be approved or ratified by our Nominating and Corporate Governance Committee. As a general rule, directors interested in a related party transaction will recuse themselves from any discussion or vote on a related party transaction in which they have an interest. Our Nominating and Corporate Governance Committee will consider all relevant facts and circumstances when deliberating such transactions, including whether such transactions are in the best interests of our company and our stockholders.
The following is a summary of related party transactions other than compensation arrangements, which are described above under the sections entitled “Compensation Discussion and Analysis,” “Executive Compensation Tables and Related Information” and “Compensation of Directors.”
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the maximum extent permitted under Maryland law and our Charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified upon our receipt of certain affirmations and undertakings. There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.
Listing Equity Awards
Upon the closing of the 2024 Offering on February 9, 2024, we granted 972,222 Listing Equity Awards to our directors, executive officers and employees under our incentive plan in connection with the recent listing of our common stock on the NYSE. The Listing Equity Awards vest ratably over four years and are subject to continuous service through the vesting dates.
Lock-Up Agreements
In connection with the February 2024 Offering, we entered into lock-up agreements with each of our directors and executive officers on January 24, 2024, pursuant to which each such individual agreed not to transfer shares of our of our common stock held or subsequently acquired by such individual for the applicable lock-up period. For each of such directors and officers, the applicable period began as of February 7, 2024 and ended on August 5, 2024.
In connection with the September 2024 Offering, we entered into lock-up agreements with each of our directors and executive officers on September 18, 2024, pursuant to which each such individual agreed not to transfer shares of our of our common stock held or subsequently acquired by such individual for the applicable lock-up period. For each of such directors and officers, the applicable period began as of September 18, 2024 and ended on November 17, 2024.
Related Party Transaction Policy
We have adopted a written statement of policy regarding transactions with related parties, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to us any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. We will then promptly communicate that information to our Nominating and Corporate Governance Committee. No related person transaction will be executed without the approval or ratification of our Nominating and Corporate Governance Committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

PROPOSAL FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)
Our Audit Committee has appointed Deloitte & Touche to continue as our independent registered public accounting firm for the year ending December 31, 2025; provided, however, that our Audit Committee seeks the ratification of the appointment by our stockholders. If our stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee will reconsider whether to retain Deloitte & Touche but may decide to retain Deloitte & Touche as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of us and our stockholders.
Representatives of Deloitte & Touche are expected to be present at the 2025 Annual Meeting of Stockholders. They will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Vote Required
The proposal to ratify the appointment of Deloitte & Touche requires the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present. A properly executed proxy card, or instruction by telephone or the Internet, indicating “FOR” will be considered a vote in favor of the proposal to ratify the appointment of Deloitte & Touche. A properly executed proxy card, or instruction by telephone or the Internet, indicating “AGAINST” will be considered a vote against the proposal to ratify the appointment of Deloitte & Touche. For purposes of the proposal to ratify the appointment of Deloitte & Touche, abstentions will have no impact, and no broker non-votes are anticipated.
Our Audit Committee and our Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the year ending December 31, 2025, and proxies solicited by our Board of Directors will be voted in favor of such ratification unless a stockholder indicates otherwise on the proxy.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM; AUDIT AND NON-AUDIT FEES
Deloitte & Touche has served as our independent registered public accounting firm and audited our consolidated financial statements since January 27, 2015.
The following table lists the fees for services provided by our independent registered public accounting firm for 2024 and 2023:

Services	2024	2023
Audit fees (1)	$3,263,000	$2,237,000
Audit-related fees (2)	65,000	64,000
Tax fees (3)	336,000	258,000
All other fees	—	—
Total	$3,664,000	$2,559,000
________
(1)Audit fees consist of fees related to the 2024 and 2023 audit of our annual consolidated financial statements and reviews of our quarterly consolidated financial statements. Audit fees also relate to statutory and regulatory audits, consents, comfort letters and other services related to filings with the SEC in the year the services were rendered.
(2)Audit-related fees primarily relate to, among other things, compliance audits and financial accounting and reporting consultations in the year the services were rendered.
(3)Tax services consist of tax compliance and tax planning and advice in the year the services were rendered.

The Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and the rules and regulations of the SEC. All services rendered by Deloitte & Touche for the years ended December 31, 2024 and 2023 were pre-approved in accordance with the policies and procedures described above.
Auditor Independence
The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS
Pursuant to the Audit Committee charter adopted by our Board of Directors, the Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing the independent auditors and reviewing the financial information to be provided to the stockholders and others, the system of internal control over financial reporting that management has established and the audit and financial reporting process. The Audit Committee is composed of three of our independent directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing, and the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. The Audit Committee’s role does not provide any special assurance with regard to the financial statements of the company, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. The Audit Committee relies in part, without independent verification, on information provided to it and on representations made by management and the independent auditors that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the 2024 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of the company.
The Audit Committee reviewed with Deloitte & Touche, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee discussed with Deloitte & Touche the overall scope and plans for the audit. The Audit Committee meets periodically with Deloitte & Touche, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of the company.
The Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte & Touche’s communications with the Audit Committee concerning independence, and in connection therewith, the Audit Committee discussed with the independent auditors their views as to their independence.
Based on the reports and discussions described above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our 2024 Annual Report on Form 10-K filed with the SEC on February 28, 2025.

MEMBERS OF THE AUDIT COMMITTEE:
Scott A. Estes (Chairman)
Brian J. Flornes
Dianne Hurley

The preceding “Audit Committee Report to Stockholders” shall not be deemed soliciting material or to be filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that American Healthcare REIT specifically incorporates it by reference into such filing.

PROPOSAL TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
(Proposal No. 3)
General Information
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Exchange Act enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our NEOs, as disclosed in this proxy statement in accordance with the SEC’s rules.
Say on Pay Vote Mechanics
We are asking our stockholders to provide advisory (non-binding) approval of the compensation paid to our NEOs for the year ended December 31, 2024, as described in the “Compensation Discussion and Analysis” section and the compensation tables and narrative disclosures of this proxy statement (beginning on page 22).
This advisory (non-binding) vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as described in this proxy statement.
Highlights of our Executive Compensation Program
We believe that our executive compensation program:
•Aligns executive compensation to business objectives and overall company performance;
•Attracts, retains, and motivates highly-qualified executives;
•Balances the focus on short- vs. longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years; and
•Has features designed to further align executive compensation with stockholder interests and mitigate risks, including: (i) no minimum guaranteed base salary increases and (ii) no significant perquisites.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the votes cast on such proposal, if a quorum is present. Abstentions and broker non-votes will have no impact on the vote on this proposal.
Our Board of Directors recommends a vote FOR the say on pay proposal, as stated by the following resolution:
“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table, and the other related tables and disclosures.”
The say on pay vote is advisory, and therefore not binding on the company, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

PROPOSAL TO APPROVE THE AMERICAN HEALTHCARE REIT INC.
2025 MANAGER EQUITY PLAN
(Proposal No. 4)

On March 25, 2025, our Board of Directors approved the American Healthcare REIT, Inc. 2025 Manager Equity Plan, or the 2025 Manager Equity Plan, subject to approval by our stockholders, which would make available 1,000,000 shares for future issuance under the 2025 Manager Equity Plan.
We are asking our stockholders to approve the 2025 Manager Equity Plan, as it will allow us to issue equity-based incentives to our external third party managers, or the Managers, of the day-to-day operations at certain real property assets owned by us or our subsidiaries. We initially anticipate granting awards to Trilogy Management Services, LLC, our largest Manager relationship and the Manager of our Integrated Senior Health Campuses.
Purpose of the 2025 Manager Equity Plan
The purpose of the 2025 Manager Equity Plan is to further align the Managers’ efforts with the overall success of our business by issuing equity-based incentives to Managers, which may in turn issue incentives to the directors, officers, employees of, or advisors or consultants to, the applicable Manager and its affiliates.
Description of the 2025 Manager Equity Plan
Under the 2025 Manager Equity Plan, we may grant stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards, including dividend equivalent rights, to the Manager. The following description is a summary of the 2025 Manager Equity Plan, which is qualified in its entirety by reference to the complete text of the 2025 Manager Equity Plan, which is attached as Appendix B to this Proxy Statement.
Eligibility
Awards under the 2025 Manager Equity Plan may be granted only to Managers, as determined by the Administrator (as defined below); however, we initially expect to only grant awards to one Manager, Trilogy Management Services, LLC, under the 2025 Manager Equity Plan. Managers may in turn grant incentives to the directors, officers, employees of, or advisors or consultants to, the Manager or an affiliate of the Manager. In determining the type of award to be granted and the terms and conditions of such award, the Administrator will take into account any factors that it may deem relevant in connection with accomplishing the purposes of the 2025 Manager Equity Plan. As of April 10, 2025, there were 7 Managers that would be eligible to receive awards under the 2025 Manager Equity Plan.
Administration
The 2025 Manager Equity Plan will be administered by our Board of Directors or, to the extent permitted by applicable law, a committee of our Board of Directors or committee of officers of our company selected by our Board of Directors to administer the 2025 Manager Equity Plan, or the Administrator. The Administrator may delegate to one or more agents such administrative duties as it deems advisable.
The Administrator has the authority in its discretion to administer the 2025 Manager Equity Plan and to exercise all the powers and authorities either specifically granted to it under the 2025 Manager Equity Plan or necessary or advisable in the administration of the 2025 Manager Equity Plan, including, without limitation, the authority to grant awards, determine the type and number of awards to be granted, the number of shares of our common stock to which an award may relate and the terms, conditions, restrictions and performance criteria relating to any award, determine whether, to what extent, and under what circumstances awards may be settled, cancelled, forfeited, exchanged, accelerated, or surrendered, make adjustments in the terms and conditions of awards, construe and interpret the 2025 Manager Equity Plan and any awards thereunder, and make all other determinations deemed necessary or advisable for the administration of the 2025 Manager Equity Plan.
The Administrator will not, other than in the case of an equity restructuring, without obtaining the approval of our stockholders, (i) reduce the base or purchase price of any previously granted stock option or stock appreciation right, (ii) cancel any previously granted stock option or stock appreciation right for another stock option or stock appreciation right with a lower purchase or base price or (iii) cancel any previously granted stock option or stock appreciation right in exchange for cash or another award if the purchase or base price of such stock option or stock appreciation right exceeds the fair market value of a share of our common stock on the date of such cancellation, in each case other than in connection with a “Change in Control” (as defined in the 2025 Manager Equity Plan).

Available Shares
The maximum number of shares that may be made subject to awards granted under the 2025 Manager Equity Plan will be 1,000,000 shares of our common stock. Shares issued under the 2025 Manager Equity Plan may be authorized but unissued shares or shares that have been reacquired by us. If any award under the 2025 Manager Equity Plan expires, terminates or is canceled without having been fully exercised or vested or is exercised or settled in whole or in part for cash as permitted by the 2025 Manager Equity Plan, the number of shares subject to such award but as to which such award or other right was not exercised or settled prior to its expiration, termination, cancellation or exercise or cash settlement may be optioned, granted or awarded under the 2025 Manager Equity Plan again. Shares of our common stock which are delivered by a Manager or withheld by us upon the exercise or settlement of any award under the 2025 Manager Equity Plan in payment of the exercise price or tax withholding obligations with respect to an award will no longer be available for awards under the plan.
In the event of an equity restructuring that causes the per share value of shares of our common stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the 2025 Manager Equity Plan and the terms of each outstanding award (including the number and class of securities subject to each such award and the purchase price or base price per share, if applicable), shall be appropriately adjusted by the Administrator. In the event of any other equity restructuring, including a Change in Control or any unusual or nonrecurring transactions or events affecting us, an affiliate, or the financial statements of our company or its affiliates, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2025 Manager Equity Plan or with respect to any award under the 2025 Manager Equity Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles: (1) to provide for either the purchase of any such award for an amount of cash equal to the amount that could have been attained upon the exercise of such award or realization of the applicable Manager’s rights had such award been currently exercisable or payable or fully vested or the replacement of such award with other rights or property selected by the Administrator; (2) to provide that the award cannot vest, be exercised or become payable after such event; (3) to provide that such award shall be exercisable as to all shares covered thereby; (4) to provide that such award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for a similar award covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments; (5) to make adjustments in the number and type of shares of our common stock (or other securities or property) subject to outstanding awards and/or in the terms and conditions of outstanding awards and awards which may be granted in the future; (6) to provide that, for a specified period of time prior to such event, the restrictions imposed under an award agreement may be terminated, and, in the case of restricted stock, some or all shares of such restricted stock may cease to be subject to forfeiture after such event; and (7) to allow for accelerated vesting of outstanding awards immediately and/or upon the occurrence of certain conditions. The Administrator will have the right to take such actions related to each outstanding award and, for the avoidance of doubt, may take different actions with respect to each outstanding award.
As of the record date of March 27, 2025, the closing price of a share of our common stock was $29.93.
Termination and Amendment
The 2025 Manager Equity Plan will expire on the 10th anniversary of the date on which it is approved by our stockholders (which is expected to be June 25, 2035), unless terminated earlier by our Board of Directors. Our Board of Directors may terminate, amend, modify or suspend the 2025 Manager Equity Plan in whole or part at any time, provided that unless otherwise determined by our Board of Directors, any amendment that requires stockholder approval in order to comply with law, regulation or any stock exchange requirement will not be effective unless approved by the requisite vote of stockholders. The Administrator may at any time and from time to time amend any outstanding award in whole or in part. Notwithstanding the foregoing, no amendment or modification to or suspension or termination of the 2025 Manager Equity Plan or amendment of any award may materially impair the rights of the Managers without the applicable Manager’s consent with respect to any award granted under the 2025 Manager Equity Plan.
Terms of Awards
The Administrator may grant stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards, including dividend equivalents, under the 2025 Manager Equity Plan on such terms and conditions as the Administrator deems consistent with the purposes of the 2025 Manager Equity Plan. Such awards may be granted with vesting, value and/or payment contingent upon attainment of one or more performance goals. Payments to be made by us upon the grant, vesting or exercise of an award may be made in such forms as our Board of Directors determines, including, without limitation, cash, shares of our common stock or other property and may be made in a single payment or transfer, in installments or on a deferred basis. Each award will be evidenced by an award agreement containing the terms and conditions applicable to such award, except as otherwise set forth in the 2025 Manager Equity Plan or determined by the Administrator.
Each stock option will be exercisable for no more than ten years after its date of grant. The exercise price of an option will not be less than 100% of the fair market value of a share of our common stock on the date of grant. The exercise price for shares of our common stock subject to a stock option may be paid (i) in cash or by an exchange of our common stock previously owned by the Manager, (ii) by authorizing us to withhold whole shares of our common stock otherwise issuable pursuant to the exercise of such stock option, (iii) through a “broker cashless exercise” procedure approved by our Board of Directors or (iv) a combination of the above.
Each stock appreciation right will be exercisable for no more than ten years after its date of grant (or, in the case of a tandem stock appreciation right, the expiration of its related award). The base price of a stock appreciation right will not be less than 100% of the fair market value of a share of our common stock on the date of grant, provided that the base price of a stock appreciation right granted in tandem with a stock option will be the exercise price of the related stock option. A stock appreciation right entitles the holder to receive upon exercise (subject to withholding taxes) an amount equal to the difference between the fair market value of the shares of our common stock on the exercise date and the base price of the stock appreciation right. A stock appreciation right granted in tandem with a stock option shall be exercisable only to the extent the underlying stock option is exercisable, and may be granted to the Managers for no more than the number of shares subject to the corresponding stock option. Payment of a stock appreciation right may be made in cash, our common stock, or a combination thereof as specified in the award or determined by the Administrator.
Restricted stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Administrator may impose at the date of grant or thereafter. Unless otherwise determined by the Administrator, following a grant of restricted stock, the Manager will have all of the rights of our stockholder, including the right to vote and receive dividends or distributions with respect to shares of restricted stock.
Prior to settlement of a restricted stock unit, the Manager will have no rights as our stockholder with respect to such restricted stock unit. The Administrator is authorized to grant to the Manager the right to received dividend equivalent payments and/or distribution equivalent payments for the period prior to settlement of the award, subject to such conditions and restrictions as the Administrator may establish. Unless otherwise determined by the Administrator, any such dividend equivalents or distribution equivalents will be paid or credited on the dividend payment date, as though each restricted stock unit held by the Manager were a share of outstanding common stock.
In addition to the above, the 2025 Manager Equity Plan authorizes the Administrator to grant awards to Managers in the form of other stock-based awards, as deemed by the Administrator to be consistent with the purposes of the 2025 Manager Equity Plan, which awards may be granted with vesting, value and/or payment contingent upon, in whole or part, the attainment of one or more performance goals.
New Plan Benefits
The awards under the 2025 Manager Equity Plan will be made in the future at the discretion of the Administrator, and therefore are not determinable.
U.S. Federal Income Tax Consequences
The following is a brief summary of some of the U.S. federal income tax consequences generally arising with respect to grants and awards under the 2025 Manager Equity Plan. This discussion does not address all aspects of the U.S. federal income tax consequences of participating in the 2025 Manager Equity Plan that may be relevant to the Manager in light of its investment or tax circumstances and does not discuss any state, local or non-U.S. tax consequences of participating in the 2025 Manager Equity Plan. This section is based on the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations under the Code and published rulings and court decisions, all as in effect as of the date of this document. These laws are subject to change, possibly on a retroactive basis.
The Manager will not recognize taxable income at the time restricted stock (i.e., stock subject to restrictions constituting a substantial risk of forfeiture) is granted, and we will not be entitled to a tax deduction at that time, unless the Manager makes an election to be taxed at that time. If such election is made, the Manager will recognize compensation taxable as ordinary income at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the Manager will recognize compensation taxable as ordinary income at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by us as compensation expense. In addition, if the Manager receives dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse, the Manager will recognize compensation taxable as ordinary income, rather than dividend income, in an amount equal to the dividends paid and we will be entitled to a corresponding deduction.
The Manager will not recognize taxable income at the time a restricted stock unit is granted and we will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the Manager will recognize compensation taxable as ordinary income in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by us, and we will be entitled to a corresponding deduction. The Manager will not recognize taxable income at the time a stock option is granted, and we will not be entitled to a tax deduction at that time. The Manager will recognize compensation taxable as ordinary income upon exercise of a stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we will be entitled to a corresponding deduction.
The Manager will not recognize taxable income at the time stock appreciation rights are granted, and we will not be entitled to a tax deduction at that time. Upon exercise, the Manager will recognize compensation taxable as ordinary income in an amount equal to the fair market value of any shares delivered and the amount of cash paid by us, and we will be entitled to a corresponding deduction.
The taxation of other stock-based awards will depend on how such awards are structured. We may deduct, as a compensation expense, the amount of ordinary income recognized by the Manager in connection with the 2025 Manager Equity Plan at the time such ordinary income is recognized by the Manager.
Our Board recommends a vote FOR the adoption of the 2025 Manager Equity Plan.

DIRECTOR NOMINATIONS AND PROPOSALS FOR 2026 ANNUAL MEETING OF STOCKHOLDERS
Under SEC regulations, any stockholder desiring to submit a proposal for inclusion in proxy solicitation material for our 2026 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, Attention: Secretary, no later than December 11, 2025, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. If a stockholder wishes to nominate an individual to our Board of Directors or present a proposal at our 2026 Annual Meeting of Stockholders, whether or not the proposal is intended to be included in the 2026 proxy materials, our Bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than November 11, 2025, and no later than 5:00 p.m., Pacific Time, on December 11, 2025. Stockholders are advised to review our Bylaws, which contain other requirements with respect to advance notice of stockholder proposals and director nominations. In addition, to comply with the universal proxy rules, any stockholder who intends to solicit proxies in support of director nominees other than the Company’s director nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act.

OTHER MATTERS
Distribution of Materials; Other Business
On or about April 10, 2025, we will send a proxy card together with this proxy statement to all stockholders of record at the close of business on March 27, 2025. The only business to come before the annual meeting which management is aware of is set forth in this proxy statement. If any other business does properly come before the annual meeting or any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.
It is important that proxies be returned promptly. Therefore, stockholders are urged to sign, date and return the accompanying proxy card in the accompanying return envelope or by the Internet at https://www.proxyvote.com or by telephone by dialing toll-free 1 (800) 690-6903.

HOUSEHOLDING OF PROXY MATERIALS
We have adopted a procedure permitted by SEC rules that is commonly referred to as “householding.” Under this procedure, a single proxy statement and annual report are delivered to multiple stockholders sharing an address unless we receive contrary instructions from any stockholder at that address. We will continue to send a separate proxy card to each stockholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information stockholders receive and helps to reduce our printing and postage costs. A number of brokers with account holders who are company stockholders will be “householding” our proxy materials and annual reports as well.
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker if you hold your shares through a broker, or notify us directly if you are a stockholder of record by contacting us at:
American Healthcare REIT, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Attention: Secretary
(949) 270-9200
We will send promptly additional copies of the relevant materials following receipt of a request for additional copies.

APPENDIX A:
NON-GAAP FINANCIAL MEASURES RECONCILIATION

Non-GAAP Financial Measures
This Proxy Statement includes certain financial performance measures not defined by GAAP. We believe that these non-GAAP financial measures, such as Cash NOI and Same-Store NOI (defined below), are appropriate supplemental performance measures to reflect the performance of our operating assets because Cash NOI and Same-Store NOI exclude certain items that are not associated with the operations of the properties. We believe that Cash NOI and Same-Store NOI are widely accepted measures of comparative operating performance in the real estate community. However, our use of the terms Cash NOI and Same-Store NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing these amounts. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this Proxy Statement.
Cash NOI and Same-Store NOI are not equivalent to our net income (loss) as determined under GAAP and may not be a useful measure in measuring operational income or cash flows. Furthermore, Cash NOI and Same-Store NOI should not be considered as alternatives to net income (loss) as an indication of our operating performance or as an alternative to cash flows from operations as an indication of our liquidity. Cash NOI and Same-Store NOI should not be construed to be more relevant or accurate than the GAAP methodology in calculating net income (loss). Cash NOI and Same-Store NOI should be reviewed in conjunction with other measurements as an indication of our performance.
Cash NOI
Cash net operating income, or Cash NOI, is defined as NOI but excluding the impact of, without duplication, (1) non-cash items, such as straight-line rent and the amortization of lease intangibles; (2) third-party facility rent payments; and (3) other items set forth in the Cash NOI reconciliation included herein. Both Cash NOI and Same-Store NOI include ownership and other adjustments.
Same-Store
Same-Store refers to properties owned and consolidated for the full period in both comparison periods and that are not otherwise excluded. Properties are excluded from Same-Store if they are: (1) sold, classified as held for sale or properties whose operations were classified as discontinued operations in accordance with GAAP; (2) impacted by materially disruptive events such as flood or fire for an extensive period of time; or (3) and properties that are scheduled to undergo major expansions/renovations or business model transitions or have transitioned business models after the start of the prior comparison period.
Same-Store NOI
Same-store net operating income, or Same-Store NOI, is defined as Cash NOI for our Same-Store properties. Same-Store NOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. Both Cash NOI and Same-Store NOI include ownership and other adjustments.
FFO
Funds from operations, or FFO, is defined as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of certain real estate assets, gains or losses upon consolidation of a previously held equity interest and impairment writedowns of certain real estate assets and investments, plus depreciation and amortization related to real estate, and after adjustments for unconsolidated partnerships and joint ventures.
Normalized FFO
Normalized funds from operations, or Normalized FFO, is defined as FFO further adjusted for the following items included in the determination of GAAP net income (loss): expensed acquisition fees and costs, which we refer to as business acquisition expenses; amounts relating to changes in deferred rent and amortization of above- and below-market leases; the non-cash impact of changes to our equity instruments; non-cash or non-recurring income or expense; the non-cash effect of income tax benefits or expenses; capitalized interest; impairment of intangible assets and goodwill; amortization of closing costs on debt security investments; mark-to-market adjustments included in net income (loss); gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect Normalized FFO on the same basis.

AMERICAN HEALTHCARE REIT, INC.
FFO and Normalized FFO Reconciliation
For the Years Ended December 31, 2024 and 2023
(In thousands, except share and per share amounts) (Unaudited)

	Year Ended December 31,
	2024	2023
Net loss	$(35,600)	$(76,887)
Depreciation and amortization related to real estate — consolidated properties	179,040	182,452
Depreciation and amortization related to real estate — unconsolidated entities	1,186	401
Impairment of real estate investments — consolidated properties	45,755	13,899
Gain on dispositions of real estate investments, net — consolidated properties	(5,213)	(32,472)
Net loss (income) attributable to noncontrolling interests	(2,212)	5,418
Gain on re-measurement of previously held equity interest	—	(726)
Depreciation, amortization, impairments, net gain/loss on dispositions and gain on re-measurement — noncontrolling interests	(17,851)	(26,518)
NAREIT FFO attributable to controlling interest	$165,105	$65,567

Business acquisition expenses	$7,141	$5,795
Amortization of above- and below-market leases	1,692	9,744
Amortization of closing costs — debt security investment	324	278
Change in deferred rent	(2,411)	1,149
Non-cash impact of changes to equity instruments	9,367	5,621
Capitalized interest	(334)	(163)
Loss on debt and derivative extinguishments	5,382	345
(Gain) loss in fair value of derivative financial instruments	(1,030)	926
Foreign currency loss (gain)	774	(2,307)
Impairment of intangible assets	—	10,520
Adjustments for unconsolidated entities	(320)	(321)
Adjustments for noncontrolling interests	(768)	(4,786)
Normalized FFO attributable to controlling interest	$184,922	$92,368
NAREIT FFO and Normalized FFO weighted average common shares outstanding — diluted	131,211,731	66,047,114
NAREIT FFO per common share attributable to controlling interest — diluted	$1.26	$0.99
Normalized FFO per common share attributable to controlling interest — diluted	$1.41	$1.40

AMERICAN HEALTHCARE REIT, INC.
Adjusted EBITDA Reconciliation
For the Three Months Ended December 31, 2024 and 2023
(In thousands) (Unaudited)

	Three Months Ended December 31,
	2024	2023
Net loss	$(32,429)	$(30,959)
Interest expense (including amortization of deferred financing costs, debt discount/premium and loss on debt extinguishments)	30,301	41,185
Income tax expense (benefit)	486	(112)
Depreciation and amortization (including amortization of leased assets and accretion of lease liabilities)	47,376	42,064
EBITDA	$45,734	$52,178

Loss from unconsolidated entities	2,505	794
Straight line rent and amortization of above/below market leases	(714)	(584)
Non-cash impact of changes to equity instruments	2,037	1,377
Business acquisition expenses	807	3,551
Gain on dispositions of real estate investments, net	(2,956)	(2,695)
Amortization of closing cost - debt security investment	86	—
Foreign currency loss (gain)	3,119	(1,935)
(Gain) loss in fair value of derivative financial instruments	(3,192)	9,126
Impairment of real estate investments	45,755	1,389
Impairments of intangible asset	—	10,520
Non-recurring one-time items	(2,024)	(1,644)

Adjusted EBITDA	$91,157	$72,077

AMERICAN HEALTHCARE REIT, INC.
NOI and Cash NOI Reconciliation
For the Years Ended December 31, 2024 and 2023
(In thousands) (Unaudited)

	Year Ended December 31,
	2024	2023
Net loss	$(35,600)	$(76,887)
General and administrative	47,559	47,510
Business acquisition expenses	7,141	5,795
Depreciation and amortization	179,192	182,604
Interest expense	127,730	163,191
(Gain) loss in fair value of derivative financial instruments	(1,030)	926
Gain on dispositions of real estate investments, net	(5,213)	(32,472)
Impairment of real estate investments	45,755	13,899
Impairment of intangible assets	—	10,520
Loss from unconsolidated entities	6,868	1,718
Gain on re-measurement of previously held equity interest	—	(726)
Foreign currency loss (gain)	774	(2,307)
Other income, net	(11,353)	(7,601)
Income tax expense	1,713	663
Net operating income	$363,536	$306,833

Grant Income	—	(7,475)
Total NOI (excluding Grant Income)	$363,536	$299,358

Straight line rent	(3,234)	(3,481)
Facility rental expense	31,989	37,025
Other non-cash adjustments	1,187	9,946
COVID subsidies	—	(171)
Cash NOI from dispositions	(2,508)	—
Cash NOI attributable to noncontrolling interests(1)	(1,016)	(895)
Cash NOI	$389,954	$341,782
____________
(1)All periods are based upon current quarter’s ownership percentage.

AMERICAN HEALTHCARE REIT, INC.
Same-Store NOI Reconciliation
For the Years Ended December 31, 2024 and 2023
(In thousands) (Unaudited)

	Year Ended December 31,
	2024	2023
ISHC
NOI (excluding Grant Income)	$189,273	$146,063
Facility rental expense	31,989	37,025
Cash NOI from dispositions	(341)	—
Cash NOI (1)	$220,921	$183,088
New acquisitions/dispositions/transitions/other (1)	(24,153)	(24,975)
Non-Core Properties (1)	(4,007)	(160)
Other normalizing adjustments (1)	974	(1,429)
Same-Store NOI (1)	$193,735	$156,524

Outpatient Medical
NOI	$83,855	$91,611
Straight line rent	(568)	(1,320)
Other non-cash adjustments	252	(1,959)
Cash NOI from dispositions	(261)	—
Cash NOI (2)	$83,278	$88,332
New acquisitions/dispositions/transitions	(2,119)	(7,664)
Non-Core Properties	(1,506)	(1,406)
Same-Store NOI (2)	$79,653	$79,262

SHOP
NOI	$40,632	$20,369
Other non-cash adjustments	—	5
COVID subsidies	—	(171)
Cash NOI attributable to noncontrolling interests (2)	(264)	(158)
Cash NOI	$40,368	$20,045
New acquisitions/dispositions/transitions	(7,256)	1,474
Development conversion	2,290	1,551
Other normalizing adjustments	233	257
Same-Store NOI	$35,635	$23,327

Triple-Net Leased Properties
NOI	$49,776	$41,315
Straight line rent	(2,666)	(2,161)
Other non-cash adjustments	935	11,900
Cash NOI from dispositions	(1,906)	—
Cash NOI attributable to noncontrolling interest (2)	(752)	(737)
Cash NOI	$45,387	$50,317
Debt security investment	(8,690)	(8,040)
New acquisitions/dispositions/transitions	(6,454)	(12,996)
Non-Core Properties	(1,495)	(1,413)
Same-Store NOI	$28,748	$27,868

AMERICAN HEALTHCARE REIT, INC.
Same-Store NOI Reconciliation - (Continued)
For the Years Ended December 31, 2024 and 2023
(In thousands) (Unaudited)

	Year Ended December 31,
	2024	2023
Total Portfolio
NOI (excluding Grant Income)	$363,536	$299,358
Straight line rent	(3,234)	(3,481)
Facility rental expense	31,989	37,025
Other non-cash adjustments	1,187	9,946
COVID subsidies	—	(171)
Cash NOI from dispositions	(2,508)	—
Cash NOI attributable to noncontrolling interests (2)	(1,016)	(895)
Cash NOI (1)(2)	$389,954	$341,782
Debt security investment	(8,690)	(8,040)
New acquisitions/dispositions/transitions/other (1)	(39,982)	(44,161)
Development conversion	2,290	1,551
Non-Core Properties (1)	(7,008)	(2,979)
Other normalizing adjustments (1)	1,207	(1,172)
Same-Store NOI (1)(2)	$337,771	$286,981

____________
(1)Prior periods’ information is presented to reflect the increase in ownership to 100% in the Company's ISHC segment effective September 2024.
(2)All periods are based upon current quarter’s ownership percentage.

APPENDIX B:
AMERICAN HEALTHCARE REIT, INC.
2025 MANAGER EQUITY PLAN
1.Purpose; Types of Awards.
The purpose of the American Healthcare REIT, Inc. 2025 Manager Equity Plan (the “Plan”) is to further align the Manager’s efforts with the overall success of the Company’s business by issuing equity-based incentives to Managers (as defined below), which may in turn issue incentives to the directors, officers, employees of, or advisors or consultants to, the applicable Manager or an Affiliate (as defined in Section 2) of such Manager. The Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards.
2.Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
a.“Administrator” means the Board or, to the extent permitted by applicable law, a committee of the Board or committee of officers of the Company selected by the Board to administer the Plan.
b.“Affiliate” means any domestic or foreign individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a Person.
c.“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award granted under the Plan.
d.“Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.
e.“Board” means the Board of Directors of the Company.
f.“Change in Control” means the occurrence of any one of the following events:
i.any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company or an Affiliate or the Company or Affiliate employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote;
ii.merger, reverse merger or other business combination or consolidation of the Company or the Operating Partnership (as defined below) with any other corporation other than an Affiliate, other than a merger or consolidation which would result in the Company’s common stockholders of record outstanding immediately prior thereto continuing to hold, directly or indirectly, at least fifty percent (50%) of the total voting power of the surviving entity immediately after such merger, reverse merger, business combination or consolidation;
iii.during any 12-month period, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company or any successor company to effect a transaction described in subsections (i) or (ii)) whose election by the Board or nomination for election by stockholders of the Company (or any successor company) was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

iv.a sale or disposition (other than to an Affiliate) of all or substantially all of the Company’s assets in any single transaction or series of related transactions;
v.the sale or disposition, directly or indirectly, of more than 50% of the Company’s interest in the Operating Partnership; or
vi.the stockholders of the Company or the Board adopts a plan of liquidation of the Company; or the general partner of the Operating Partnership adopts a plan of liquidation of the Operating Partnership.
Notwithstanding the foregoing, if a Change in Control constitutes or triggers the right to a payment event with respect to an amount that provides for the deferral of compensation that is subject to Section 409A, then, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described above shall only constitute a Change in Control if such transaction also constitutes a “change in control event” (within the meaning of Section 409A) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.
g.“Common Stock” means shares of common stock, par value $0.01 per share, of the Company.
h.“Company” means American Healthcare REIT, Inc., a Maryland corporation, or any successor corporation.
i.“Effective Date” means [●], 2025, the date on which the Plan was approved by the Company’s stockholders.
j.“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
k.“Fair Market Value” of a share of Common Stock as of a given date shall be a price that is based on the opening, closing, actual, high, low, or average selling prices of a share of Common Stock reported on the principal stock exchange on which the shares are principally traded on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Administrator in its discretion. Unless the Administrator determines otherwise, Fair Market Value shall be deemed to be equal to (a) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to such date, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred, or (b) if Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Stock on the trading day previous to such date as reported by Nasdaq or such successor quotation system, or (c) if Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Administrator in its complete and absolute discretion.
l.“Management Agreement” means the management agreement entered into between the Company or one of its Affiliates and the applicable Manager, which governs the Manager’s management of the day-to-day operations of certain assets owned by the Company or its Affiliate or a portion of the Company’s business, each as such may be amended from time to time.
m.“Manager(s)” means the external third party managers of the day-to-day operations at real property assets owned by the Company or its Subsidiaries.
n.“Operating Partnership” means American Healthcare REIT Holdings, L.P.
o.“Option” means a right, granted to a Manager under Section 6(b)(i), to purchase shares of Common Stock.
p.“Other Stock-Based Award” means a right or other interest granted to a Manager that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including but not limited to unrestricted shares of Stock or dividend equivalent rights.

q.“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.
r.“Restricted Stock” means an Award of shares of Common Stock to a Manager under Section 6(b)(iii) that may be subject to certain restrictions and to a risk of forfeiture.
s.“Restricted Stock Unit” or “RSU” means a right granted to a Manager under Section 6(b)(iv) to receive Stock, cash or other property at the end of a specified period, which right may be conditioned on the satisfaction of specified performance or other criteria.
t.“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
u.“Stock Appreciation Right” or “SAR” means the right granted to a Manager under Section 6(b)(ii) to be paid an amount measured by the appreciation in the Fair Market Value of the Common Stock from the date of grant to the date of exercise of the right.
v.“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. “Subsidiary” shall also mean any partnership or limited liability company in which the Company, or any Subsidiary, owns a partnership or membership interest representing fifty percent (50%) or more of the capital or profit interests of such partnership or limited liability company.
3.Administration.
The Plan shall be administered by the Administrator. The Administrator may delegate to one or more agents such administrative duties as it may deem advisable, and the person or persons to whom the Administrator has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Administrator or person may have under the Plan. To the maximum extent permitted by applicable law, the Administrator shall not be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.
The Administrator shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to: (i) grant Awards; (ii) determine the type and number of Awards to be granted, the number of shares of Common Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; (iii) determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, accelerated, or surrendered; (iv) make adjustments in the terms and conditions of Awards; (v) construe and interpret the Plan and any Award; (vi) prescribe, amend and rescind rules and regulations relating to the Plan; (vii) determine the terms and provisions of the Award Agreements (which need not be identical for each grant); (viii) make determinations related to the payment and/or accrual of dividends or dividend equivalents related to any Award; and (ix) make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Administrator shall be final and binding on all persons, including but not limited to the Company, any Subsidiary or any parent of the Company, the Managers (or any person claiming any rights under the Plan from or through the Managers) and any stockholder. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, except as provided in the second paragraph of Section 5, the Administrator shall not, without obtaining the approval of the Company’s stockholders, (a) reduce the purchase or base price of any previously granted Option or SAR, (b) cancel any previously granted Option or SAR in exchange for another Option or SAR with a lower purchase or base price or (c) cancel any previously granted Option or SAR in exchange for cash or another award if the purchase or base price of such Option or SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case other than in connection with a Change in Control.

4.Eligibility.
Awards under the Plan may be granted only to a Manager. In determining the type of Award to be granted and the terms and conditions of such Award (including the number of shares to be covered by such Award), the Administrator shall take into account such factors as the Administrator shall deem relevant in connection with accomplishing the purposes of the Plan.
5.Stock Subject to the Plan.
The maximum number of shares of Common Stock reserved for the grant of Awards under the Plan shall be equal to 1,000,000, subject to adjustment as provided herein. Common Stock issued under the Plan may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Award under the Plan expires, terminates or is canceled without having been fully exercised or vested or is exercised or settled in whole or in part for cash as permitted by the Plan, the number of shares subject to such Award but as to which such Award or other right was not exercised or settled prior to its expiration, termination, cancellation or exercise or settlement may again be optioned, granted or awarded hereunder. Shares of Common Stock which are delivered by a Manager or withheld by the Company upon the exercise or settlement of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, shall no longer be available for Awards under this Plan.
In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding Option and SAR (including the number and class of securities subject to each outstanding Option or SAR and the purchase price or base price per share), the terms of each outstanding Restricted Stock award and Restricted Stock Unit award (including the number and class of securities subject thereto), and the terms of each outstanding Other Stock-Based Award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Administrator, such adjustments to be made in the case of outstanding Options and SARs in accordance with Section 409A of the Code.
In the event of any other equity restructuring, including a Change in Control or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate of the Company, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles: (1) to provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the applicable Manager’s rights had such Award been currently exercisable or payable or fully vested or the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; (2) to provide that the Award cannot vest, be exercised or become payable after such event; (3) to provide that such Award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or such Award; (4) to provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (5) to make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or in the terms and conditions of outstanding Awards and Awards which may be granted in the future; and (6) to provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement may be terminated, and, in the case of Restricted Stock, some or all shares of such Restricted Stock may cease to be subject to forfeiture after such event; and (7) to allow for accelerated vesting of outstanding Awards immediately and/or upon the occurrence of certain conditions. The Administrator shall have the right to take such actions related to each outstanding Award and, for the avoidance of doubt, may take different actions with respect to each outstanding Award.
The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the

Company, any issue of Common Stock or of Options, warrants or rights to purchase Common Stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
6.Terms of Awards.
a.General. The term of each Award shall be for such period as may be determined by the Administrator. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company upon the grant, vesting, maturation or exercise of an Award may be made in such forms as the Administrator shall determine at the date of grant or thereafter, including, without limitation, cash, Common Stock or other property, and may be made in a single payment or transfer, in installments or on a deferred basis. The Administrator may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Administrator may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Administrator shall determine.
b.Terms of Specified Awards. The Administrator is authorized to grant the Awards described in this Section 6(b), under such terms and conditions as deemed by the Administrator to be consistent with the purposes of the Plan. Such Awards may be granted with vesting, value and/or and payment contingent upon attainment of one or more performance goals. Except as otherwise set forth herein or as may be determined by the Administrator, each Award granted under the Plan shall be evidenced by an Award Agreement containing such terms and conditions applicable to such Award as the Administrator shall determine at the date of grant or thereafter.
i.Options. The Administrator is authorized to grant Options to the Managers on the following terms and conditions:
A.Exercise Price. The exercise price per share of Common Stock purchasable under an Option shall be determined by the Administrator, but in no event shall the per share exercise price of any Option be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Option. The exercise price for Common Stock subject to an Option may be paid (i) in cash or by an exchange of Common Stock previously owned by the applicable Manager, (ii) by authorizing the Company to withhold whole shares of Common Stock otherwise issuable pursuant to the exercise of such Option, (iii) through a “broker cashless exercise” procedure approved by the Board (to the extent permitted by law) or (iv) a combination of the above, in any case in an amount having a combined value equal to such exercise price. An Award Agreement may provide that the applicable Manager may pay all or a portion of the aggregate exercise price by having shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price withheld by the Company.
B.Term and Exercisability of Options. The date on which the Administrator adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted. Options shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Administrator may determine, as reflected in the Award Agreement; provided, that the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised to the extent of any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Secretary of the Company, as well as providing any other representations or documents as the Administrator, in its absolute discretion, deems necessary or advisable to effect compliance with applicable laws and regulations.

C.Other Provisions. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Administrator may prescribe in its discretion or as may be required by applicable law.
ii.Stock Appreciation Rights. The Administrator is authorized to grant SARs to the Managers on the following terms and conditions:
A.In General. Unless the Administrator determines otherwise, an SAR granted in tandem with an Option may be granted at the time of grant of the related Option or at any time thereafter. An SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable, and may be granted to the Managers for no more than the number of shares subject to the corresponding Option. Payment of an SAR may be made in cash, Common Stock, or a combination thereof as specified in the Award or determined by the Administrator.
B.Right Conferred. An SAR shall confer on the applicable Manager a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (1) the Fair Market Value of one share of Common Stock on the date of exercise over (2) the base price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Administrator may determine, provided it is no less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR).
C.Term and Exercisability of SARs. The date on which the Administrator adopts a resolution expressly granting an SAR shall be considered the day on which such SAR is granted. SARs shall be exercisable over the exercise period (which shall not exceed the lesser of ten years from the date of grant or, in the case of a tandem SAR, the expiration of its related Award), at such times and upon such conditions as the Administrator may determine, as reflected in the Award Agreement; provided, that the Administrator shall have the authority to accelerate the exercisability of any outstanding SAR at such time and under such circumstances as it, in its sole discretion, deems appropriate. An SAR may be exercised to the extent of any or all full shares of Common Stock as to which the SAR (or, in the case of a tandem SAR, its related Award) has become exercisable, by giving written notice of such exercise to the Administrator or its designated agent.
D.Other Provisions. SARs may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such SARs, as the Administrator may prescribe in its discretion or as may be required by applicable law.
iii.Restricted Stock. The Administrator is authorized to grant Restricted Stock to the Managers on the following terms and conditions:
A.Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Administrator may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Administrator may determine. The Administrator may place restrictions on Restricted Stock that shall lapse, in whole or in part, only upon the attainment of one or more performance goals. Unless otherwise determined by the Administrator, following a grant of Restricted Stock, the applicable Manager shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.
B.Certificates for Stock. If desired by the Administrator, the Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Award Agreement with respect to the shares evidenced by such certificate expire or shall have been removed. With respect to shares of Restricted Stock granted or awarded to a Manager, upon the expiration or removal of such restrictions, the Secretary of the Company, or other escrow holder, shall transfer the shares to such Manager. In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Administrator shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Award Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.
iv.Restricted Stock Units. The Administrator is authorized to grant RSUs to the Managers, subject to the following terms and conditions:
A.Award and Restrictions. Delivery of Common Stock, cash or other property, as determined by the Administrator, will occur upon expiration of the period specified for RSUs by the Administrator during which forfeiture conditions apply, or such later date as the Administrator shall determine as set forth in the Award Agreement. The Administrator may place restrictions, conditions or contingencies on RSUs that shall lapse, in whole or in part upon the attainment of one or more performance goals, and/or upon other terms as the Administrator shall establish, including without limitation, the passage of time.
B.Dividend Equivalents. The Administrator is authorized to grant to the Managers the right to receive dividend equivalent payments and/or distribution equivalent payments for the period prior to settlement of the RSU. Dividend equivalents or distribution equivalents may be paid currently or credited to an account for the applicable Manager and to be paid on a future date, and may be settled in cash or Common Stock, as determined by the Administrator. Any such settlements, and any such crediting of dividend equivalents or distribution equivalents or reinvestment in Common Stock, may be subject to such conditions, restrictions and contingencies as the Administrator shall establish, including the reinvestment of such credited amounts in Common Stock equivalents. Unless otherwise determined by the Administrator, any such dividend equivalents or distribution equivalents shall be paid or credited, as applicable, on the dividend payment date to the applicable Manager as though each RSU held by such Manager were a share of outstanding Common Stock.
v.Other Stock-Based Awards. The Administrator is authorized to grant Awards to the Managers in the form of Other Stock-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan. Awards granted pursuant to this paragraph may be granted with vesting, value and/or payment contingent upon, in whole or part, the attainment of one or more performance goals. The Administrator shall determine the terms and conditions of such Awards at the date of grant or thereafter. Without limiting the generality of this paragraph, Other Stock-Based Awards may include grants of shares of Common Stock that are not subject to any restrictions or a substantial risk of forfeiture.
7.General Provisions.
a.Nontransferability. Prior to the settlement of the Award in shares of Common Stock, cash or other property or, in the case of Restricted Stock, prior to vesting, Awards granted to the Managers under the Plan shall not be transferable by the Managers and shall be exercisable only by the Managers, unless approved by the Administrator.
b.No Right to Continued Service. Nothing in the Plan or in any Award, any Award Agreement or other agreement entered into pursuant hereto shall confer upon the Managers the right to continue to provide services to the Company, any Subsidiary or any parent of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate the Management Agreement in accordance with its terms.

c.Taxes. The Company, any Subsidiary or any parent of the Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Common Stock, or any other payment to the Managers, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Administrator may deem advisable to enable the Company and the Managers to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.
d.Effective Date; Amendment and Termination.
i.The Plan shall take effect upon the Effective Date, subject to the approval of the Company’s stockholders.
ii.The Board may at any time and from time to time terminate, amend, modify or suspend the Plan in whole or in part; provided, however, that unless otherwise determined by the Board, an amendment that requires stockholder approval in order for the Plan to comply with any law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. The Administrator may at any time and from time to time amend any outstanding Award in whole or in part. Notwithstanding the foregoing sentence of this clause (ii), no amendment or modification to or suspension or termination of the Plan or amendment of any Award shall materially impair the rights of the Managers, without the applicable Manager’s consent, under any Award theretofore granted under the Plan.
e.Expiration of Plan. Unless earlier terminated by the Administrator pursuant to the provisions of the Plan, the Plan shall expire on the tenth anniversary of the Effective Date. No Awards shall be granted under the Plan after such expiration date. The expiration of the Plan shall not affect adversely any of the rights of the Managers, without the applicable Manager’s consent, under any Award theretofore granted. Notwithstanding the expiration of the Plan, Administrator shall have all rights set forth under the Plan with respect to any Award granted prior to the expiration of the Plan.
f.No Rights to Awards; No Stockholder Rights. The Managers shall have no claim to be granted any Award under the Plan. Each Award may be subject to different terms and conditions, as determined by the Administrator. Except as provided specifically herein, the Managers shall have no rights as stockholders with respect to any shares covered by an Award until the date of the issuance of a stock certificate to the applicable Manager for such shares.
g.Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to the Managers pursuant to an Award, nothing contained in the Plan or any Award shall give the applicable Manager any rights that are greater than those of a general creditor of the Company.
h.No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Administrator shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
i.Regulations and Other Approvals.
i.The obligation of the Company to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator.
ii.Each Award is subject to the requirement that, if at any time the Administrator determines, in its absolute discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.
iii.In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then-current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require the Manager receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Manager is acquired for investment only and not with a view to distribution.
iv.The Administrator may require a Manager, as a condition precedent to receipt of an Award or of shares of Common Stock, to enter into a stockholder agreement or “lock-up” agreement in such form as the Administrator shall determine is necessary or desirable to further the Company’s interests.
j.Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of Maryland without giving effect to the conflict of laws principles thereof.
k.REIT Status. This Plan shall be interpreted and construed in a manner consistent with the Company’s status as a real estate investment trust (“REIT”), within the meaning of Code §§856 through 860. No Award shall be granted or awarded, and with respect to an Award already granted under the Plan, such Award shall not vest, or be exercisable, distributable or payable if, in the discretion of the Administrator, such Award could impair the Company's status as a REIT or would violate the Company’s Charter or Bylaws.
l.Effect of Plan upon Options and Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company (a) to establish any other forms of incentives or compensation for the Managers, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
m.Section 409A. It is intended that the payments and benefits under the Plan comply with, or as applicable, constitute a short-term deferral or otherwise be exempt from, the provisions of Section 409A of the Code. The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Plan or any Award to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code).

American Healthcare REIT

18191 VON KARMAN AVENUE, SUITE 300
IRVINE, CA 92612

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V66403-P29090

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN HEALTHCARE REIT, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED IN ITEM 1.

1. For the election of Jeffrey T. Hanson, Danny Prosky, Mathieu B. Streiff, Scott A. Estes, Brian J. Flornes, Dianne Hurley, Marvin R. O'Quinn, Valerie Richardson and Wilbur H. Smith III to serve as Directors until the Annual Meeting of Stockholders of American Healthcare REIT, Inc. to be held in the year 2026 and until his or her successor is duly elected and qualifies.

Nominees:	For	Withhold
1a. Jeffrey T. Hanson	☐	☐
1b. Danny Prosky	☐	☐
1c. Mathieu B. Streiff	☐	☐
1d. Scott A. Estes	☐	☐
1e. Brian J. Flornes	☐	☐
1f. Dianne Hurley	☐	☐
1g. Marvin R. O'Quinn	☐	☐
1h. Valerie Richardson	☐	☐
1i. Wilbur H. Smith III	☐	☐

NOTE: Signature(s) should agree with the name(s) printed herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full name as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If the stock is jointly owned, the signature of one shall bind all unless the Secretary of the company is given written notice of the contrary and furnished with a copy of the instrument or order which so provides.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2025 Proxy Statement and 2024 Annual Report are available at www.proxyvote.com.

V66404-P29090

AMERICAN HEALTHCARE REIT, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 25, 2025
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PLEASE VOTE BY JUNE 24, 2025

The undersigned stockholder of American Healthcare REIT, Inc., a Maryland corporation, hereby appoints Mark E. Foster and Gabriel M. Willhite, and each of them, as proxies and attorneys-in-fact for the undersigned with full power of substitution in each of them as determined by the American Healthcare REIT, Inc. Board of Directors, on behalf and in the name of the undersigned, to attend the 2025 Annual Meeting of Stockholders of American Healthcare REIT, Inc. to be held on June 25, 2025 at 8:00 A.M. (PT), at the Irvine Marriott, located at 18000 Von Karman Avenue, Irvine, California 92612, and any and all adjournments and postponements thereof, and to cast on behalf of the undersigned all votes which the undersigned would be entitled to cast if personally present, as indicated on the reverse side of this ballot, and otherwise to represent the undersigned at the meeting and any adjournments or postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

This proxy is solicited on behalf of the American Healthcare REIT, Inc. Board of Directors. In accordance with the recommendation of the Board of Directors or in the absence of such a recommendation, in their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting, including matters incident to its conduct or a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies for any and all of the proposals referenced herein.

When properly executed, this proxy will be voted as specified by the undersigned stockholder. If no voting instruction is given as to any item, this proxy will be voted "FOR" each of the nominees named in Item 1 and "FOR" Items 2 and 3, and 4.

Continued and to be signed on reverse side